AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 2006
                                                                            COMMISSION FILE NO.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_____________________

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________

IMAGING DIAGNOSTIC SYSTEMS, INC.
(Exact Name of Registrant As Specified In Its Charter)

Florida	3845	22-2671269
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer I.D. Number)
	Classification Code Number)

6531 NW 18TH COURT
PLANTATION, FLORIDA 33313
(954) 581-9800
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
__________________________________

Timothy B. Hansen, CEO
IMAGING DIAGNOSTIC SYSTEMS, INC.
6531 NW 18TH COURT
PLANTATION, FLORIDA 33313
(954) 581-9800
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:
Robert B. Macaulay, Esquire
ADORNO & YOSS LLP
2525 PONCE DE LEON BLVD., SUITE 400
CORAL GABLES, FLORIDA 33134
Tel: (305) 460-1000
Fax: (305) 460-1422

Approximate date of commencement of proposed sale to the public: From time to time, at the discretion of the selling shareholder after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Calculation Of Registration Fee

Title OF Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common Stock, no par value (2)	28,000,000	$0.10	$2,800,000.00	$299.60
TOTAL	28,000,000	$0.10	$2,800,000.00	$299.60

(1) Estimated solely for purposes of calculating the registration fee according to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average bid and ask price of our common stock on the NASDAQ Electronic Bulletin Board on October 20, 2006.
(2) In the event that the shares registered in this prospectus are insufficient to meet the delivery requirement at the actual time of the put date settlement, we will file a new registration statement to register the additional shares.
(3) All of the shares of common stock registered in this registration statement will be sold by the selling security holder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November__, 2006

PROSPECTUS

IMAGING DIAGNOSTIC SYSTEMS, INC.

28,000,000 shares of common stock

This prospectus is part of the registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•
We may issue up to 28,000,000 shares of our common stock pursuant to our $15 million Fifth Private Equity Credit Agreement dated March 21, 2006 (the “Fifth Private Equity Credit Agreement”) between us and the selling stockholder, Charlton Avenue LLC (“Charlton”), for which we would receive gross proceeds of approximately $2.8 million upon the exercise of our put options. See “Financing/Equity Line of Credit”.

•
Proceeds from our exercise of the put options would be used for general corporate purposes. Charlton is an “underwriter” within the meaning of the Securities Act of 1933 in connection with its sales of our common stock acquired under the Fifth Private Equity Credit Agreement.

•	Our common stock is traded on the OTC Bulletin Board under the symbol "IMDS".
•	On October 20, 2006, the closing bid price of our common stock on the OTC Bulletin Board was $0.10.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

__________________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________________________________

The date of this prospectus is November__, 2006

Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, among others, statements relating to our business strategy, which is based upon our interpretation and analysis of trends in the healthcare industry, especially those related to the diagnosis and treatment of breast cancer, and upon management’s ability to successfully develop and commercialize its principal product, the CTLM®. This strategy assumes that the CTLM® will prove useful, from both medical and economic perspectives, for assisting in the diagnosis of breast cancer and in managing the course of breast cancer treatment. This strategy also assumes that we will be able to obtain Food and Drug Administration (“FDA”) and the relevant foreign approvals which are needed to market the CTLM®. It assumes that we will be able to raise the capital necessary to finance the further development and commercialization of the CTLM®. Many known and unknown risks, uncertainties and other factors, including, but not limited to, technological changes and competition from new diagnostic techniques, changes in general economic conditions, healthcare reform initiatives, legal claims, regulatory changes and risk factors detailed from time to time in our Securities and Exchange Commission filings may cause these assumptions to prove incorrect and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Prospectus Summary

This summary highlights information in this document and the documents incorporated by reference in this document. You should carefully review the more detailed information and financial statements included in this document or incorporated by reference in this document. The summary is not complete and may not contain all of the information you may need to consider before investing in our common stock. We urge you to carefully read this document and the documents incorporated by reference, including the "Risk Factors" and the financial statements and their accompanying notes.

The Company

Imaging Diagnostic Systems, Inc. (“IDSI”) is a development stage medical technology company. Since its inception in December 1993, we have been engaged in the development and testing of a Computed Tomography Laser Breast Imaging System for detecting breast cancer (CT Laser Mammography or, "CTLM®"). We are currently in the process of commercializing the CTLM® in certain international markets where approvals to market have been secured although CTLM® is not yet approved for sale in the US. CTLM® is a Class III medical device and we are continuing efforts to secure the Food and Drug Administration’s PreMarket Approval based upon clinical studies. CTLM® has been declared a Non-Significant risk (NSR) device when used for our intended use.

The CTLM® system is a CT-like scanner, but its energy source is a laser beam and not ionizing x-radiation such as is used in conventional x-ray mammography or CT scanners. The advantages of imaging without ionizing radiation may be significant in our markets. CTLM® is an emerging new imaging modality offering the potential of molecular functional imaging, which can visualize the process of angiogenesis which may be used to distinguish between benign and malignant tissue. X-ray mammography is a well-established method of imaging the breast but has limitations especially in dense breast cases. Ultrasound is often used as an adjunct to mammography to help differentiate tumors from cysts or to localize a biopsy site. The CTLM® is being marketed as an adjunct to mammography not a replacement for it, to provide the radiologist with additional information to manage the clinical case. We believe that the adjunctive use of CT Laser Mammography may help diagnose breast cancer earlier, reduce diagnostic uncertainty especially in mammographically dense breast cases, and may help decrease the number of biopsies performed on benign lesions. The CTLM® technology is unique and patented. We intend to develop our technology into a family of related products. We believe these technologies and clinical benefits constitute substantial markets for our products well into the future.

As of the date of this report we have had no substantial revenues from our operations and have incurred net losses applicable to common shareholders since inception through June 30, 2006 of approximately $91,138,737 after discounts and dividends on preferred stock. We anticipate that losses from operations will continue for at least the next 12 months, primarily due to an anticipated increase in marketing and manufacturing expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA Pre-Market Approval (“PMA”) process, and the costs associated with advanced product development activities. There can be no assurances that we will obtain the PMA, that the CTLM® will achieve market acceptance or that sufficient revenues will be generated from sales of the CTLM® to allow us to operate profitably.

Corporate Information

Our executive offices are located at 6531 NW 18th Court, Plantation, Florida 33313, and our telephone number is (954) 581-9800. Our website is www.imds.com; however, information on our website is not, and should not be considered, part of this prospectus. Our SEC filings are available on www.sec.gov.

Recent Developments

Regulatory and Clinical Status

In order to market and sell the CTLM® in the United States, we must obtain marketing clearance from the Food and Drug Administration. A Pre-Market Approval (PMA) application must be supported by extensive data, including pre-clinical and clinical trial data, as well as evidence to prove the safety and effectiveness of the device. Under the Food, Drug, and Cosmetic Act, the FDA has 180 days to review a submitted PMA application, although in certain cases the FDA may increase that time period through requests for additional information or clarification of existing information.

In our initial PMA application we followed the guidelines of the “Standardized Shell for Modular Submission” for the FDA approval process. We filed four modules from September 2000 to May 2001, which were accepted, and then filed our PMA application in April 2003. In June 2003 we received notification from FDA that an initial review of our PMA had been conducted and was sufficiently complete to permit a substantive review and was, therefore, suitable for filing. An in-depth evaluation of the safety and effectiveness of the device was conducted as part of the PMA application process.

On November 14, 2003 we announced that we received notification from the Medical Device Bureau of Health Canada that our application for a “New Medical Device” license was approved. The license was issued in accordance with the Medical Device Regulations, Section 36. Furthermore, we possess the CAN/CSA ISO 13485-2003 certification, which is an additional regulatory requirement that is evidence of compliance to the quality system of the medical device.

In August 2003, we received a letter from the FDA citing some deficiencies in the PMA application. The FDA identified measures to make the PMA approvable, and we worked with our FDA counsel and consultants to prepare an appropriate amendment.

In February 2004, we received a warning letter from the FDA specifically regarding the biomonitoring section of an inspection of our facility conducted August 13-18th., 2003. We submitted our response on February 9, 2004. On March 29, 2004, we announced in an 8-K filing that our responses to the FDA’s warning letter addressed each of the issues and no further response to the FDA was required at that time.

In March 2004, we received an extension of time to respond with an amendment to the FDA’s August, 2003 letter regarding our pre-market approval application.

In September 2004, we announced that our CT Laser Mammography System, CTLM®, had received Chinese State Food and Drug Administration (SFDA) marketing approval. The People’s Republic of China SFDA issued the registration “Certificate for Medical Device”. The medical device registration number is 20043241646.

In October 2004, we issued a press release of a shareholder letter written by our CEO, Tim Hansen, detailing the steps he had taken in FDA and other corporate development matters during his first three months as CEO of the Company. In the letter he stated among other things, the following: “the PMA involves a process which has, unfortunately, taken far longer than expected. We have been working on amending the PMA application at the request of the FDA. Our team recommended rephrasing the Computed Tomography Laser Mammography System (CTLM®) intended use statement and modifying the patient study protocols. They also recommended adding more clinical cases. Meanwhile the PMA clock was ticking and these well advised changes would have taken more time to complete. Also, as we earlier reported, our PMA amendment and processes were briefly interrupted by a bio monitoring inspection audit of our clinical trials and subsequent warning letter and, although that matter was resolved, the sum of these influences caused serious delays in our filings.

These are complex matters, but after conferring with the FDA and our outside consultants, I recently made the decision to simply withdraw our current PMA application and resubmit the entire package in a simpler and more clinically and technically robust filing. Consequently, IDSI will submit a new PMA application with a rephrased intended use statement better supported by our data, the inclusion of new clinical cases to improve the biometrics, and with a new clinical protocol to fully support the adjunctive use of CTLM® in clinical mammography settings.

The key factor in my decision was the belief that re-filing should not additionally delay our previous schedule. The schedule should remain unchanged because the FDA indicated that Modules 1 through 4 would be ‘grandfathered’ so to speak, and because our clinical case read program will continue in its current form. We are not starting over in any sense of the word. We will, however, submit a fresh and concise PMA application without amendments or extensions. Of course, this approach requires another filing fee but we believe it yields a higher confidence scenario. So, to be very clear, we will submit a new PMA application and there should be no additional delays in our overall schedule. You have all waited patiently for CTLM® to become a US market reality, and I would appreciate your continuing support through this next important phase. I am very satisfied with this new approach.”

In November 2004, we received a letter from the FDA stating that it had determined that the CTLM® proposed clinical investigation was a non-significant risk (NSR) device study because it did not meet the definition of a significant risk (SR) device under section 812.3(m) of the investigational device exemptions (IDE) regulation 21 CFR 812. We view this new classification as helpful in securing new research and development collaborative agreements.

In January 2005 we issued a press release of a shareholder letter written by Tim Hansen, CEO. The letter contained a brief status update of the three top priorities stated in Mr. Hansen’s initial letter to shareholders released in October 2004. Specific to our PMA activities, the letter stated, “…we are altering course. The clinical study we had analyzed and which we intended to submit to the FDA did not, in our opinion, adequately reflect the capabilities of CTLM® as an adjunctive mammography tool. Our clinical cases were collected on CTLM® systems dating back to 2001. Since that time IDSI has developed significant improvements in the scanning subsystems, image reconstruction and image display software. We have also improved quality assurance routines to ensure better operator and physician training, and improved image quality control. These enhancements were routinely implemented as they became validated on our international CTLM® shipments, but the same changes were not made to the 2001 units in order to maintain our PMA modules in their original forms. We now intend to collect data using our latest systems because we believe the results will yield a stronger study to support our PMA application.

Consequently, we will install updated CTLM® systems in the U.S. and upgrade several international units to collect data under a new protocol. Our plan will extend the time to actual PMA submission from what we were anticipating in October, but we believe this approach will better support the application.”

We reported in our December 14, 2005 S-1 filing that “We have experienced further delays because of difficulties in designing a revised clinical protocol and in enlisting hospitals and imaging centers to participate in acquiring new clinical cases.” In spite of the delays we have experienced in obtaining the necessary approvals from the hospitals and their respective Institutional Review Boards (“IRB”), we have made good progress in advancing PMA activities. Several sites have been installed and we have begun collecting clinical data. We intend to install 8-10 sites depending on patient volume. Following data collection we plan to submit the PMA application in its entirety.

In our S-1 Registration Statement filed on March 23, 2006, we reported that changes would be incorporated to bring the CTLM® system to its most current design level. Those changes have been substantially made and will, we believe, improve the device’s image quality and reliability. Upgraded CTLM® systems have been installed at several U.S. clinical sites and data collection is proceeding in accordance with our clinical protocol. We are continuing to research and develop CTLM® technologies to advance the state-of-art of this new imaging modality.

On October 17, 2006, we issued a press release of a shareholder letter written by Tim Hansen, CEO. See “Other Recent Events, CEO’s Letter to Shareholders”.

Clinical Collaboration Sites Update

CTLM® Systems have been installed and patients are being scanned under clinical collaboration agreements as follows:

1.	Humboldt University of Berlin, Charite Hospital, Berlin, Germany
2.	The Comprehensive Cancer Centre, Gliwice, Poland (Two Systems)
3.	Catholic University Hospital, Rome, Italy
4.	Charles University Hospital, Prague, Czech Republic
5.	Friendship Hospital, Beijing, Peoples Republic of China

In March 2006, we completed our clinical collaboration agreement at Gazi Hospital in Ankara, Turkey and the loaned CTLM® system has been returned and re-manufactured.

We are in discussions with other hospitals and clinics wishing to participate in our clinical collaboration program. We have been commercializing the CTLM® in many global markets and we previously announced our plans to set up this network to foster research and to promote the technology in local markets. We will continue to support similar programs in other global regions. These investments may accelerate CTLM® market acceptance while providing valuable clinical experiences.

Other Recent Events

In January 2006, we announced that M Squared Associates of Washington, DC was selected to audit and monitor our clinical trials. M Squared Associates will provide us with expertise in clinical study management as well as experience with the FDA.

In January 2006, we announced that we would exhibit an array of CT laser breast imaging clinical results at Arab Health 2006 in Dubai, United Arab Emirates on January 22nd through the 25th. Arab Health is the largest healthcare exhibition in the Middle East. In 2005, over 28,000 visitors attended Arab Health.

In February 2006, we announced that we would exhibit at the European Congress of Radiology (ECR) in Vienna, Austria from March 3rd to the 7th. At the ECR, clinical results from six studies relating to the CT Laser Mammography (CTLM®) system were presented, providing many insights into applications for cancer detection, cancer staging, and following the course of cancer treatments.

In February 2006, we hired a company to represent our interests in the Asia Pacific region. Subsequently, we opened a Representative Office in Beijing where presently we have a contract sales management employee and an office manager. We plan to add service personnel in the near future.

In August 2006 we announced the shipment of a second CTLM® system to the Czech Republic. The system will be installed at the 3rd Faculty Hospital in Prague, where a high volume of studies is anticipated. The studies will follow the clinical protocols used at the Polak Family Breast Diagnostic Center, also in Prague.

In August 2006, we announced the shipment of a CTLM® system to Bogota, Colombia, which is now installed in a prestigious private mammography clinic under the direction of Dr. Bernardo Sanchez. The system was installed to generate local physician and patient interest in our non-invasive laser imaging technology. We have been developing the South American market through a reference system installed in Argentina and through participation in imaging congresses and symposia.

In September 2006, we announced that we had signed three exclusive distributors and added five countries to our global distribution network. Able Global was appointed as our exclusive distributor for Malaysia, where an increased emphasis on breast cancer detection and treatment has occurred since the October 2005 passing of Malaysia’s First Lady from breast cancer. We appointed Mayerick, S.A. de C.V as our exclusive distributor for Mexico, where breast cancer is the second most common type of cancer in women and the rates of new cases and deaths are increasing. HAWA Imaging AB of Sweden was appointed as our exclusive distributor for Sweden, Denmark and Norway. We have learned that Denmark and Sweden have some of the highest incidence rates of breast cancer in Europe.

Laser Imager for Lab Animals

The Laser Imager for Lab Animals “LILA™” program is an optical helical micro-CT scanner in a third-generation configuration. The system was designed to image numerous compounds, especially green fluorescent protein, derived from the DNA of jellyfish. The LILA scanner is targeted at pharmaceutical developers and researchers who monitor cancer growth and who use multimodality small animal imaging in their clinical research.

IDSI’s strategic thrust for the LILA project has changed. As we announced last year, IDSI is focusing on women’s health business markets with a family of CTLM® systems and related devices and services. The animal imager did not fit our business model although the fundamental technology is related to the human breast imager. Consequently, we sought to align the project with a company already in the animal imaging market that might complete the LILA and commercialize it.

On August 30, 2006 we announced an exclusive license agreement under which Bioscan, Inc. would integrate LILA technology into their animal imaging portfolio. Under the agreement we will transfer technology to Bioscan by December 2006 and receive an initial payment and royalties on future sales.

CEO’s Letter to Shareholders

October 17, 2006

Dear Fellow Shareholder,

It is my pleasure to issue this shareholder letter in advance of our November 8th annual shareholder’s meeting. We want you to be well informed about progress on our key initiatives and to share our enthusiasm for the future.

Priority one, the CT Laser Mammography PMA, is moving forward with installations in a number of prestigious U.S. sites, although the process of securing sites in general has not progressed as quickly as we had anticipated. As I noted in an earlier letter, the FDA determined that CTLM® trials under our intended use would constitute a Non-Significant Risk device study; we assumed such a reclassification would have enabled us to more quickly engage U.S. clinical “partners.” We found, however, that the processes through Investigational Review Boards and legal departments had become much more complex and lengthy in recent years. We also experienced delays because many of our preferred sites were simply too busy to participate in our study due to serious understaffing and workload issues, a recurring theme in the larger departments we contacted. Consequently, we needed to approach many more prospective sites than originally intended. As we work towards finalizing the remaining sites, we are continuing to contact others as back-ups. Our practice is to limit public identification of the sites so that the study members may participate without publicity or distraction.

We previously stated our plans to update all CTLM’s shipped to PMA sites with the latest hardware and software developments to best reflect the system’s capabilities as an adjunctive breast imaging tool. Sites are using the latest CTLM configurations. Because the CTLM imaging technique is completely new to doctors and technologists and training could affect results, we improved our certified training programs and added computerized calibration and QA software to the systems. These improvements take full advantage of the experience we have gained through our 7,500 international breast exams and our service histories.

There remain uncertainties about the time it may take to accrue the total number of cases needed for final PMA submission because each site has a unique workload and patient volunteer recruitment process. Internally, we have an excellent team of staff radiologists, applications specialists, data managers, and service engineers on the PMA project. That excellence extends to the prestigious institutions and mammographers we have chosen; the outside PMA services of King & Spalding, a leading regulatory law firm; the independent biometric firm performing our statistical analyses; the study auditing and monitoring firm, M Squared Associates; and other associates. I believe the PMA process is well in hand and fully resourced.

Our Global Commercialization initiatives have been given additional resources to speed up the pace of target market penetration. We have dedicated additional marketing resources to Mexico, Central and South America, and we installed demonstration sites in Argentina and in a private clinic in Colombia. Recently, we added an exclusive distributor in Mexico and received regulatory approval to sell CTLM systems in Brazil, where we are in the final stage of distributor selection.

In the Asia-Pacific Region, we contracted with BAC, Inc. to manage our existing distributors and develop new areas. BAC is now managing our China distributor activities and has led IDSI in establishing a representative office in Beijing. We have a full-time manager (BAC contract), a marketing specialist, and we plan to add a lead service supervisor: three dedicated Chinese nationals in Beijing. Clinical studies at our Beijing hospital site are going well, and, although we have the Chinese clinical studies needed, the process to gain CTLM procedure reimbursement status has been particularly long. We expect reimbursement to be announced very soon, which will greatly enhance the attractiveness of CTLM to the market.

Elsewhere in the Asia-Pacific region, BAC is pursuing business connections in Australia, Singapore, Malaysia, New Zealand, Hong Kong, Macao, Taiwan, and the Philippines to enhance our existing representation in South Korea and China. We have signed an exclusive distributor in Malaysia, where interest in breast cancer detection and treatment is surging due to publicity surrounding their First Lady, who succumbed to the disease. We are pleased with BAC’s efforts, and we are gaining momentum through their experience and connections.

Activities in Europe and the Middle East are top priorities for our International Sales VP, who highlighted progress by holding the first IDSI Users Meeting last April in Berlin. Our international users have been doing excellent clinical work and have contributed to our Image Interpretation Manual and User Training Program. Earlier this year, we received an order for six CTLM systems from our Polish distributor. The first of those systems shipped in June, giving us three systems in Poland, all serving major oncology centers. The remaining CTLM units on the order have not yet been scheduled for shipment. Among our global users, we have three systems operating in Poland, four in Italy, two each in the Czech Republic and the United Arab Emirates, as well as systems in Germany and Austria; all are adding to CTLM’s growing clinical presence in the regions. In September, we added an exclusive distributor responsible for Norway, Sweden and Denmark.

Our expanded approach involving the three regions described above has increased our Global Commercialization investment, which we believe will increase short-term sales and accelerate market acceptance.

We remain tightly focused on women’s health opportunities as we continue to explore optical molecular imaging and image fusion research projects involving fluorescent markers and methods to highlight and quantify the angiogenesis process. As a pioneer in laser breast imaging, it is gratifying to see others now recognize the technological and clinical potential. Late in 2005, we noted that Philips Medical Systems had entered the laser optical scanning arena with a joint Schering AG program. Notably, Philips stated in a recent publication that they will use continuous wave near-infrared (NIR) methodologies; this supports our technological approach over the ART alternatives. GE Medical is also stepping up activity and has installed several ART optical imaging systems in North America to collect PMA data. We also believe Siemens Medical has optical breast imaging devices under development. In the past 18 months, there has been a substantial increase in the number of MRI breast examinations and publications which validate the relationship of angiogenesis to breast cancer and the fundamental capability of imaging the angiogenesis process. We see these developments as very positive, as they validate our position that imaging angiogenesis in the breast is both clinically useful and commercially attractive. IDSI’s leadership is well demonstrated in the large number of clinical exams we have completed, in our patent position, and in the fact that only CTLM uses true CT continuous wave laser breast imaging techniques.

In August, we concluded a major licensing transaction concerning our Laser Imaging for Lab Animals (LILA) technology. As I noted in my first shareholders letter, LILA has great optical molecular imaging potential, but is not, strictly speaking, a women’s health technology. We, therefore, chose to license our animal imaging technologies to Bioscan, Inc., a company operating in that market and who possesses the capability to commercialize LILA technologies. IDSI will receive a front-end license fee and substantial royalties on future Bioscan sales. As a result, we will receive the economic benefits of this project much sooner with Bioscan than if we had pursued it on our own. Furthermore, licensing LILA permits IDSI to focus on our core business in women’s health markets and on the development of a family of laser breast imaging systems. We believe the license agreement enhances IDSI shareholder value economically and strategically.

Fellow shareholders, we have a great team behind these initiatives. Every IDSI associate is motivated to fulfill our mission and to improve breast cancer detection and case management methods. Our technology is unique and revolutionary, and has the potential to become a family of related systems. It serves us well to remember that other new imaging technologies such as CT and MRI started small, but over time, grew to become mainstream tools. We see that opportunity in laser breast imaging.

On behalf of all IDSI employees and our customers, we thank you for your support and patience. We look forward to seeing you at our annual meeting on November 8th in Florida.

Sincerely,

/s/ Tim Hansen

Tim Hansen

The Offering

Securities Offered by Selling Security Holder

Common Stock	28,000,000

Equity Securities Outstanding1

Common Stock[1,2]	255,048,233
Warrants	None
Options[3,4]	16,850,500

(1) The total number of equity shares outstanding as of October 18, 2006. Our authorized common stock is 300,000,000 shares.
(2) The total number of shares of common stock does not include (i) shares of common stock covered by this prospectus and issuable upon the exercise of our put options from our Fifth Private Equity Credit Agreement for which we would receive gross proceeds of approximately $2.8 million which, for the purpose of this prospectus, are estimated to represent 28,000,000 shares and (ii) 16,850,500 shares of common stock subject to outstanding options.
(3) The options were issued in connection with our stock option plans and/or in connection with some of our employment agreements. The exercise prices of the options range from $.11 to $2.77 per share.

Risk Factors

An investment in the common stock offered is highly speculative and involves a high degree of risk. Accordingly, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risks associated with our financial results

We have incurred and are incurring significant losses and we may not be able to continue our business in the future.

At June 30, 2006, we had an accumulated deficit of $91,138,737 after discounts and dividends on preferred stock. These losses have resulted principally from costs associated with research and development, clinical trials and from general and administrative costs associated with our operations. We expect operating losses will continue for at least the next 12 months due primarily to the anticipated expenses associated with:

•	demonstrator sites
•	clinical collaboration sites
•	pre-market approval process,
•	anticipated commercialization of the CTLM®, and
•	other research and development activities that may arise.

We have a limited history of operations. Since our inception in December 1993, we have been engaged principally in the development of the CTLM®, which has not been approved for sale in the United States. While we have received FDA export approval for foreign sales, we have made only 13 foreign sales. Consequently, we have limited experience in manufacturing, marketing and selling our products. We currently have no source of material operating revenues and have incurred substantial net operating losses since inception.

Our auditors have raised substantial doubts as to our ability to continue as a going concern as we have not been and may not be able to be profitable.

We have received an opinion from our auditors stating that the fact that we have suffered substantial losses and have yet to generate an internal cash flow raises substantial doubt about our ability to continue as a going concern. Our ability to achieve profitability will depend on our ability to obtain regulatory approvals for the CTLM®, develop the capacity to manufacture and market the CTLM® and achieve market acceptance of the CTLM®. There can be no assurance we will achieve profitability if and when we receive regulatory approvals for the development, commercial manufacturing and marketing of the CTLM®.

Risks associated with our lack of capital

We require additional capital which we may be unable to raise which may cause us to stop or cut back our operations.

Through June 30, 2006 we have spent approximately $79 million. Our currently estimated annual fixed commitment is approximately $7 million. In the year following receipt of marketing clearance for our CTLM® from the FDA, we anticipate that we will need approximately $5 million to complete all necessary stages in order to manufacture and market the CTLM® in the United States and foreign countries. We plan on using the net proceeds raised from the sale of common stock through our Fifth Private Equity Credit Agreement and subsequent financing to develop and market this product, including funds for:

•	research, engineering and development programs,
•	pre-clinical and clinical testing of other proposed products,
•	regulatory processes,
•	inventory,
•	marketing programs, and
•	operating expenses (including general and administrative expenses).

Our future capital requirements depend on many factors, including the following:

•	the progress of our research and development projects,
•	the progress of pre-clinical and clinical testing on other proposed products,
•	the time and cost involved in obtaining regulatory approvals,
•
the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in our existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish, and

•	the development of commercialization activities and arrangements.

In addition, our fixed commitments are substantial and would increase if additional agreements were entered into and additional personnel were retained. We do not expect to generate a positive internal cash flow for at least 12 months due to an anticipated increase in marketing and manufacturing expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA PMA process, and the costs associated with advanced product development activities.

Although we have from time to time reviewed and may continue to review term sheets provided to us by investment bankers or potential investors in regard to additional equity financings, there can be no assurance that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy and will require us to further delay, scale back or eliminate our research, product development and marketing programs; and may require us to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves, or to scale back or eliminate our other operations. See “Financing/Equity Line of Credit.”

We have had and may have to issue securities, sometimes at prices substantially below market price, for services which may further depress our stock price and dilute the holdings of our shareholders.

Since we have generated no material revenues to date, our ability to obtain and retain consultants may be dependent on our ability to issue stock for services. Since July 1, 1996, we have issued an aggregate of 2,306,500 shares of common stock covered by registration statements on Form S-8. The aggregate fair market value of those shares when issued was $2,437,151. The issuance of large amounts of our common stock, sometimes at prices well below market price, for services rendered or to be rendered and the subsequent sale of these shares may further depress the price of our common stock and dilute the holdings of our shareholders. In addition, because of the possible dilution to existing shareholders, the issuance of substantial additional shares may cause a change-in-control.

We have in the past and may have to in the future sell additional unregistered convertible securities, possibly without limitations on the number of common shares the securities are convertible into, which could dilute the value of the holdings of current shareholders.

We have relied on the private placement of convertible preferred stock and convertible debentures to obtain working capital and may continue to do so in the future. As of the date of this registration statement, we have issued 72,642,979 shares of common stock which were converted from privately placed preferred stock and debentures. This number of shares of common stock represents approximately 28% of the currently outstanding number of shares of common stock.

In deciding to issue preferred stock and debentures through private placements, we took into account:

•	the number of common shares authorized and outstanding,
•	the market price of the common stock at the time of each preferred stock or debenture sale, and
•	number of common shares the preferred stock or debentures would have been convertible into at the time of the sale

At the time of each private placement there were enough shares, based on the price of our common stock at the time of the sale of the preferred stock or debentures, to satisfy the conversion requirements. Although our board of directors attempted to negotiate a floor on the conversion price of each series of preferred stock and debentures prior to their sale, it was unable to do so.

In order to obtain working capital we will continue to:

•	draw on our Fifth Private Equity Agreement pursuant to a prior registration statement and this registration statement, once it is declared effective
•
seek capital through debt or equity financing which may include the issuance of convertible debentures or convertible preferred stock whose rights and preferences are superior to those of the common stockholders, and

•	attempt to negotiate the best transactions possible taking into account the impact on our shareholders, dilution, loss of voting power and the possibility of a change-in-control.

Nonetheless, in order to satisfy our working capital needs, it may become necessary to issue convertible securities without a floor on the conversion price.

In the event that we issue convertible preferred stock or convertible debentures without a limit on the number of shares that can be issued upon conversion and if the price of our common stock decreases:

•	the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly,
•
the lower the market price the greater the number of shares to be issued to these holders upon conversion, thus increasing the potential profits to the holder when the price per share later increases and the holder sells the common shares,

•
the preferred stockholders' and debenture holders’ potential for increased share issuance and profit, including profits derived from short sales of our common stock, in addition to a stock overhang of an indeterminable amount, may depress the price of our common stock,

•	the sale of a substantial amount of preferred stock or debentures to relatively few holders could effectuate a possible change-in-control, and
•
in the event of our voluntary or involuntary liquidation while the preferred stock or debentures are outstanding, the holders of those securities will be entitled to a preference in distribution of our property.

We may draw on our equity credit line which may cause the value of our common stock to decline and dilute the holdings of our shareholders.

We had a $25 million private equity line of credit from Charlton pursuant to our Amended Private Equity Agreement dated May 15, 2002, and replaced that agreement with a $15 million Third Private Equity Credit Agreement dated October 29, 2002. On January 9, 2004, we executed a Fourth Private Equity Credit Agreement with Charlton, which replaced our prior private equity agreements, with terms and conditions more favorable for us. On March 21, 2006 we executed a new Fifth Private Equity Credit Agreement with Charlton, which replaced our Fourth Private Equity Credit Agreement. Pursuant to our Fifth Private Equity Credit Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Charlton at a price equal to 93% of the then market price based on the formula set forth in our agreement with Charlton. Under the Fourth Private Equity Credit Agreement, we filed an S-2 registration statement on January 30, 2004 to register 5,000,000 shares for resale by Charlton, which was declared effective on March 4, 2004; on June 21, 2004 we filed an S-2 registration statement to register an additional 9,000,000 shares for resale by Charlton, which was declared effective on June 29, 2004; on November 10, 2004 we filed an S-2 registration statement to register an additional 7,000,000 shares for resale by Charlton, which was declared effective on December 9, 2004; on March 8, 2005 we filed an S-2 registration statement to register an additional 9,000,000 shares for resale by Charlton, which was declared effective on March 18, 2005 and on June 16, 2005 we filed an S-2 registration statement to register an additional 18,000,000 shares for resale by Charlton which was declared effective on July 27, 2005. On December 14, 2005, we filed our final registration statement in connection with the Fourth Private Equity Credit Agreement, an S-1 registration statement to register an additional 19,000,000 shares for resale by Charlton which was declared effective on December 27, 2005. On March 23, 2006, we filed a registration statement in connection with the Fifth Private Equity Credit Agreement, an S-1 registration statement to register an additional 27,000,000 shares for resale by Charlton which was declared effective on April 26, 2006. We may need capital in excess of the amounts available under the Fifth Private Equity Credit Agreement, and we may seek additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. As we utilize the Fifth Private Equity Credit Agreement, or additional funds are raised by issuing equity securities, especially convertible preferred stock, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. See “Financing/Equity Line of Credit.”

The Fifth Private Equity Credit Line may not be available when we need it, thus limiting our ability to bring our CTLM® to market.

The Fifth Private Equity Credit Line contains various conditions to our being able to use it, including effectiveness of the required registration statement, the absence of any material adverse change in our business or financial condition, and a floor price, which is set at our option, and if violated during the valuation period may cause a termination of a particular put transaction unless waived by us. Further, Charlton is an offshore investment company and if it were unable or unwilling to fulfill its obligations, our legal remedies would be limited. Thus, we may be unable to draw down on the Fifth Private Equity Credit Line when we need the funds, and that could severely harm our business and financial condition and our ability to bring the CTLM® to market. In the last six years, we have been almost exclusively dependent on Charlton for working capital. Since April 1999, we have issued to Charlton a total of 178,088,445 shares of common stock through conversion of $13,410,000 face amount of our preferred stock and debentures purchased by Charlton and through $36,904,541 in purchases under all of our private equity lines. See “Selling Security Holder” and “Financing/Equity Line of Credit.”

We have had and may have to issue securities, sometimes at substantially below market price, in order to pay off our debts which may further depress our stock price and dilute the holdings of our shareholders.

Since we have generated no material revenues to date, we have had difficulty in paying off some of our debts which have become due. In order to pay these debts, we have issued shares and/or warrants to purchase shares of common stock. We have also entered into agreements whereby the lender, sometimes at its option, may be issued other equity securities, such as warrants, to pay off debt. On some occasions, we have converted debt into equity at prices that were well below the market price. In addition, as we have no material revenues, we may have to issue more shares of common stock or other equity securities, sometimes at prices well below market price, in order to pay off current or future debts that become due. These types of issuances of common stock and other equity securities to pay off debt may further depress the price of our common stock and would dilute the holdings of our shareholders, and if substantial dilution does occur, could also cause a change-in-control.

Conversions of our convertible preferred stock and exercise of our convertible debentures and warrants may cause other detrimental effects to the value of our shareholders’ holdings.

If we issue substantial amounts of convertible securities and the market price of our common stock declines significantly, we could be required to issue a number of shares of common stock sufficient to result in our current stockholders not having an effective vote in the election of directors and other corporate matters. In the event of a change-in-control, it is possible that the new majority stockholders may take actions that may not be consistent with the objectives or desires of our current stockholders.

We would most likely be required to convert any convertible preferred stock and convertible debentures which we choose to issue based on a formula that varies with the market price of our common stock. As a result, if the market price of our common stock increases after the issuance of our convertible preferred stock and convertible debentures, it is possible that, upon conversion of the convertible preferred stock and convertible debentures, we will issue shares of common stock at a price that is far less than the then-current market price of the common stock.

If the market price of our common stock decreases after we issue the convertible preferred stock or convertible debentures, upon conversion, we will have to issue an increased number of shares to the preferred stock and convertible debenture holders. The sale of convertible preferred stock and debentures may result in a very large conversion at one time. At the present time we have no convertible preferred stock or convertible debentures outstanding. In the event that we issue convertible preferred stock or convertible debentures we do not have sufficient authorized shares to cover any conversion of these issuances and would have to increase the number of authorized shares.

In addition, if we issue warrants they will likely be exercisable at a fixed price. If the market price of our common stock increases above the warrant exercise price, we will be required to issue shares of common stock upon exercise of the warrants at a price that is less than the then-current market price. Issuances at less than market price pose a risk to investors because these issuances may drive down the market price of our common stock.

Risks associated with our industry

We depend on market acceptance to sell our products, which have not been proven, and a lack of acceptance would depress our sales.

There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM® or any other products that we develop. The extent and rate the CTLM® achieves market acceptance and penetration will depend on many variables, including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM® and the advantages of the CTLM® over existing technology and cancer detection methods.

There can be no assurance that the medical community and third-party payers will accept our unique technology. Similar risks will confront any other products we develop in the future. Failure of our products to gain market acceptance would hinder our sales efforts resulting in a loss of revenues and potential profit and, ultimately, could cause our business to fail.

Lack of third-party reimbursement may have a negative impact on the sales of our products, which would negatively impact our revenues.

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance companies, and other organizations) may affect the pricing or relative attractiveness of our products by regulating the level of reimbursement provided by these payers to the physicians, clinics and imaging centers utilizing the CTLM® or any other products that we may develop, by refusing reimbursement. The level of reimbursement, if any, may impact the market acceptance and pricing of our products, including the CTLM®. Failure to obtain favorable rates of third-party reimbursement could discourage the purchase and use of the CTLM® as a diagnostic device.

In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In addition, such third-party medical insurance providers may require additional information or clinical data prior to providing reimbursement for a product. In some countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the cost of health care through various means.

There are uncertainties regarding healthcare reform, including possible legislation, whereby our customers may not receive medical reimbursement for the use of our product on their patients, which may cause our customers to use other services and products.

Health care reform alternatives are constantly evolving at both the Federal and state level. These reform efforts include proposals to limit and further reduce and control health care spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. If adopted and implemented, these reforms could cause our healthcare providers to limit or not use the CTLM® systems.

Competition in the medical imaging industry may result in competing products, superior marketing and lower revenues and profits for us.

The market in which we intend to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than we do. These companies may succeed in developing, manufacturing and marketing products that are more effective or less costly than our products. The competition for developing a commercial device utilizing computed tomography techniques and laser technology is difficult to ascertain given the proprietary nature of the technology. To our knowledge, several companies are targeting the breast optical imaging market. Advanced Research Technologies, Inc. (ART) (TSX:ARA) is developing a non-3D imager which does not utilize our patented continuous wave technology and in which the breast must be immersed in a gel. ART has signed distribution agreements with GE Medical should a product become available. DOBI Medical International, Inc. (DBMI:OB) is developing an optical imager based upon compression and transillumination of the breast, which produces a 2D “map” of relative oxygenation. IDSI views this adaptation of older technology as unlikely to become a threat to our CT laser 3D approach. Neither ART nor DOBI has FDA approval.

In December 2005, Philips Medical Systems announced their intent to develop optical imaging equipment with an intention to “be on the market early after 2010.” IDSI also believes that Siemens Medical Systems is developing optical imaging equipment. To IDSI’s knowledge, no other company has a functioning optical imaging device designed for use as an adjunct to mammography. CTLM® Laser Mammography Systems are in clinical settings in Italy, Germany, Poland, the Czech Republic, Peoples Republic of China, and the United Arab Emirates. Over 7,500 breast exams have been completed on CTLM systems. In vivo human studies of fluorescent compounds have been conducted at three Schering AG clinical locations in Germany. Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that future technical changes will not render our CTLM® obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations.

Risks associated with our securities

Our common stock is considered "a penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is substantially less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is traded on the NASDAQ OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock.

The volatility of our stock price could adversely affect your investment in our common stock.

The price of our common stock has fluctuated substantially since it began trading on the OTC Bulletin Board in September 1994. For example, in the current fiscal year which began July 1, 2006, the bid price ranged from a low of $.091 in the second quarter to a high of $.15 in the first quarter, and in our last fiscal year which ended June 30, 2006, the bid price ranged from a low of $.095 in the fourth quarter to a high of $.31 in the first quarter. The market price of our shares, like that of the common stock of many other medical device companies, is likely to continue to be highly volatile. Factors that may have an impact on the price of our common stock include:

•	the timing and results of our clinical trials or those of our competitors,
•	governmental regulation,
•	healthcare legislation,
•	geopolitical events,
•	equity or debt financing, and
•
developments in patent or other proprietary rights pertaining to our competitors or us, including litigation, fluctuations in our operating results, and market conditions for medical device company stocks and life science stocks in general.

We may issue preferred stock at any time to prevent a takeover or acquisition, any of which issuance could dilute the price of our common stock.

Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences that may be determined from time to time by the board of directors. Our board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting and other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock. This could substantially dilute the common shareholders’ interest and depress the price of our common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change-in-control. The substantial number of issued and outstanding convertible preferred stock and the convertible debentures, and their terms of conversion may discourage or prevent an acquisition of our company.

Our dependence on our Equity Credit Line for financing our operations could dilute the price of our common stock.

Until the time when we are able to generate material revenues, we are dependent on equity or other financing to continue operations. We will require substantial additional funds for our operations and the costs associated with the resubmission of our PMA application. In the event that we are unable to utilize our Equity Credit Line, our common shares may be used for the conversion of new preferred stock or debentures or to accommodate other future issuances of equity securities.

Based on the closing bid price of our common stock on October 20, 2006, of $.10 per share, approximately 137,634,409 shares would be required to be issued to draw the remaining $12,800,000 available under the Fifth Private Equity Credit Agreement.

As of October 20, 2006, we would be required to issue approximately 154 million authorized shares apportioned as follows:

•	137,634,409 shares for complete utilization of the Fifth Private Equity Credit Agreement
•	16,850,500 shares required for the exercise of all outstanding options.

We now have issued and outstanding 255,048,233 shares of common stock out of 300,000,000 authorized shares. In addition, we have reserved 16,850,500 shares to cover outstanding options. We have 8,510,678 shares offered pursuant to our current Form S-1 registration statement and prospectus, which was declared effective on April 26, 2006.

We currently are controlled by our executive officers and directors; however, a change-in-control may occur.

Our management beneficially owns 13,365,012 shares of our common stock or 5.24% (assuming exercise of their currently exercisable options) of our common stock. Separately, Linda Grable, a co-founder and our former Chairman and CEO who retired in April 2004, beneficially owns 19,660,274 shares of our common stock as of October 20, 2006, which represents 7.71% of our outstanding common stock (assuming exercise of her currently exercisable options). Although management owns a minority of the outstanding common stock, since we do not have cumulative voting, and since, in all likelihood the officers and directors will be voting as a block and will be able to obtain proxies of other shareholders, management may, with or without Ms. Grable’s support, remain in a position to elect all of our directors and control our policies and operations. Based on the current market price of our common stock, we would have to issue approximately 137,634,409 shares to draw the remaining $12,800,000 million available under the Fifth Private Equity Credit Agreement. The amounts of shares issuable under the Fifth Private Equity Credit Agreement or any subsequent Private Equity Credit Agreement could increase substantially if our common stock price declines. Dilution to management's ownership percentage as a result of share issuances under the Fifth Private Equity Credit Agreement and subsequent financings could cause a change in control.

We have not paid and do not currently intend to pay dividends, which may limit the current return you may receive on your investment in our common stock.

Since inception, we have not paid a dividend on our common stock and do not intend to pay dividends on our common stock in the foreseeable future.

Risks associated with our technology

We depend on a patent licensed to us by our late founder without which our operations would cease.

We own the rights, through an exclusive patent licensing agreement, for the use of the patent for the CTLM® technology. The estate of Richard Grable owns the patent. In addition, we own 17 patents and have 7 additional United States patents pending with regard to optical tomography. In the event that we breach the patent licensing agreement, we could lose the licensing rights to the CTLM® technology. The loss of the patent license would have a material adverse effect on us and our continued operations.

Our business would lose its primary competitive advantage if we are unable to protect our proprietary technology, or if substantially the same technology is developed by others.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology.

Our ability to compete effectively in the medical imaging products industry will depend on our success in protecting our proprietary technology, both in the United States and abroad. There can be no assurances that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, that we will have the financial resources to enforce them, or that the rights granted will provide any competitive advantage. We hold 11 foreign patents; however, we have applied for 15 patents in various foreign countries. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, the expenditure of which we might not be able to afford.

Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that these agreements will be honored or that we will be able to protect our rights to our non-patented trade secrets and know-how effectively. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring these licenses could be foreclosed. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs that we conducted in conjunction with these organizations.

It may be necessary to enter into unfavorable agreements or defend lawsuits which would be costly if we infringe upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries. We have been, and may be in the future, notified that we may be infringing on intellectual property rights possessed by other third parties. If any claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements. There is a risk in situations that no license will be available or that a license will not be available on reasonable terms. Alternatively, we may decide to litigate these claims or design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. Consequently, any infringement claims by third parties or other claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may be costly to defend and may further limit the use of our technology.

We may not be able to keep up with the rapid technological change in the medical imaging industry which could make the CTLM® obsolete.

Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render our proposed products obsolete. Although we believe that the CTLM® can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make our existing system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our CTLM®. There can be no assurance that the development and commercial availability of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations. Although we are aware of no substantial technological changes pending, should a change occur, there can be no assurance that we will be able to acquire the new or improved systems which may be required to update the CTLM®.

Risks associated with our business

We must comply with extensive governmental regulations and have no assurance of regulatory approvals or clearances which could cause us to cut back or cease operations.

Our delay or inability to obtain any necessary United States, state or foreign regulatory clearances or approvals for our products would prevent us from selling the CTLM® system in the U.S. and other countries.

In the United States, the CTLM® is regulated as a medical device and is subject to the FDA's pre-market clearance or approval requirements. To obtain FDA approval of an application for pre-market approval of a diagnostic tool such as the CTLM®, the pre-market approval application must demonstrate based on statistically significant results from extensive clinical studies, that the subject device is safe and has clinical utility, meaning that as a diagnostic tool it provides information that measurably contributes to a diagnosis of a disease or condition.

In addition, sales of medical devices outside the United States may be subject to international regulatory requirements that vary from country to country. The time required to gain approval for international sales may be longer or shorter than required for FDA approval and the requirements may differ. For example, in order to sell our products within the European Economic Area (“EEA”), companies are required to achieve compliance with the requirements of the medical devices directive and affix a "CE" marking on their products to attest compliance. In Europe, we have obtained the certifications in January 2001 necessary to enable the CE mark to be affixed to our products in order to conduct sales in member countries of the EEA, subject to compliance with additional regulations imposed by individual countries.

Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the CTLM® may be marketed. In addition, to obtain these approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements which medical device manufacturers must comply with. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

The third-party manufacturers upon which we will depend to manufacture our products are required to adhere to applicable FDA regulations regarding quality systems regulations commonly referred to as QSRs, which include testing, control and documentation requirements. Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or polices could prevent or delay regulatory approval of our products. Material changes to medical devices also are subject to FDA review and clearance or approval.

There can be no assurance that we will be able to obtain or maintain the following:

•	FDA approval of a pre-market approval application for the CTLM®,
•	foreign marketing clearances for the CTLM® or regulatory approvals or clearances for other products that we may develop, on a timely basis, or at all,
•	timely receipt of approvals or clearances,
•	continued approval or clearance of previously obtained approvals and clearances, and
•	compliance with existing or future regulatory requirements.

If we do not obtain or maintain any of the above-mentioned standards, there may be material adverse effects on our business, financial condition and results of operations.

We may not be able to develop other products that are currently in the early stages of development due to our need for additional capital.

Due to our need for additional capital, our proposed products other than the CTLM® device are at early stages of development. There can be no assurance that any of our proposed products, including the CTLM®, will:

•	be found to be effective,
•	meet applicable regulatory standards or receive necessary regulatory clearance,
•	be developed into commercial products, manufactured on a large scale or be economical to market, or
•	achieve or sustain market acceptance.

Therefore, there is substantial risk that our product development and commercialization efforts will prove to be unsuccessful.

We will depend on a single product, the CTLM®, for our revenues in the next few years, any problems with which would cause material adverse effects to our business.

We are in the process of developing additional products based on our main technology, including an enhancement of the CTLM® device for use with fluorescence contrast agents and vasoactive compounds. The use of fluorescent contrast agents is not expected to result in a commercial product for at least several years, if at all. Consequently, pending its approval for commercial distribution in the United States, the CTLM® device would account for substantially all of our revenues, if any, for at least the next two years. Failure to gain regulatory approvals or market acceptance for the CTLM® device would prevent the sale of the CTLM® device in the U.S. and other countries adhering to FDA approved guidelines.

We depend upon suppliers with whom we have no contracts, which suppliers could cause production disruption if they terminated or changed their relationships with us.

We believe that there are a number of suppliers for most of the components and subassemblies required for the CTLM®; however, components for our laser system are provided by one supplier. Although these components are provided by a limited number of other suppliers, we believe our laser supplier and their products are the most reliable. We have no agreement with our laser supplier and purchase the laser components on an as-needed basis. For certain services and components, we currently rely on single suppliers. If we encounter delays or difficulties with our third-party suppliers in producing, packaging, or distributing components of the CTLM® device, market introduction and subsequent sales would be adversely affected.

We have limited experience in sales, marketing and distribution, which could negatively impact our ability to enter into collaborative arrangements or other third party relationships which are important to the successful development and commercialization of our products and potential profitability.

We have limited internal marketing and sales resources and personnel. There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products we may develop. There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful.

There can be no assurance that we will be able to further develop our distribution network on acceptable terms, if at all, or that any of our proposed marketing schedules or plans can or will be met.

We depend on qualified personnel to run and develop our specialized business who we may be unable to retain or hire.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. We have entered into employment agreements with some of our executive officers. The loss of the services of existing personnel, as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our research and development programs and could have an adverse impact upon our business affairs and finances. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

We have a limited manufacturing history that could cause delays in the production and shipment of our product.

We will have to expand our CTLM® manufacturing and assembly capabilities and contract for the manufacture of the CTLM® components in volumes that will be necessary for us to achieve significant commercial sales in the event we begin foreign sales and/or obtain regulatory approval to market our products in the United States. We have limited experience in the manufacture of medical products for clinical trials or commercial purposes. Should we continue to manufacture our products at our facility, our manufacturing facilities would continue to be subject to the full range of the FDA's current quality system regulations. In addition, there can be no assurance that our manufacturing efforts will be successful or cost-effective.

We depend on third parties who may not be in compliance with the FDA's quality system regulations, which may delay the approval or decrease the sales of the CTLM®.

We have used and do use third parties to manufacture and deliver the components of the CTLM® and intend to continue to use third parties to manufacture and deliver these components and other products we may develop. There can be no assurance that the third-party manufacturers we depend on for the manufacturing of CTLM® components will be in compliance with the quality system regulations (QSR) at the time of the pre-approval inspection or will maintain compliance afterwards. This failure could significantly delay FDA approval of the pre-market approval application for the CTLM® device, and a post-approval failure could materially adversely affect our sales.

We will rely on international sales and may be subject to risks associated with international commerce.

We have commenced international sales efforts for the CTLM® in Europe, China, South America, and the Middle East. Until we receive pre-market approval from the FDA to market the CTLM® in the United States, our revenues, if any, will be derived from sales to international distributors. A significant portion of our revenues may be subject to the risks associated with international sales, including:

•	economic and political instability,
•	shipping delays,
•	fluctuation of foreign currency exchange rates,
•	foreign regulatory requirements,
•	various trade restrictions, all of which could have a significant impact on our ability to deliver products on a timely basis, and
•	inability to collect outstanding receivables to the extent that irrevocable letters of credit are not used.

Significant increases in the level of customs duties, export quotas or other trade restrictions could have a material adverse effect on our business, financial condition and results of operations. The regulation of medical devices in foreign countries continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on us. In order to minimize the risk of doing business with distributors in countries which are having difficult financial times, our international distribution agreements all require payment via an irrevocable letter of credit drawn on a United States bank prior to shipment of the CTLM®.

Our business has the risk of product liability claims, and adequate insurance coverage may be too expensive or unavailable, which may expose us to material liabilities.

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, and marketing of cancer detection products. Significant litigation, not involving us, has occurred in the past based on the allegations of false negative diagnoses of cancer. There can be no assurance that we will not be subjected to claims and potential liability. Although the FDA does not require product liability insurance with regard to clinical investigations, we obtained and presently carry product liability insurance in the amount of $3,000,000. While we plan to maintain insurance against product liability and defense costs, there can be no assurance that claims against us arising with respect to our products will be successfully defended or that the insurance to be carried by us will be sufficient to cover liabilities arising from any claims. A successful claim against us in excess of our insurance coverage could have a material adverse effect on us. Furthermore, there can be no assurance that we will be able to continue to obtain or maintain product liability insurance on acceptable terms.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-1 with all amendments and exhibits under the Securities Act of 1933, as amended, concerning the common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our securities, you should refer to the registration statement, including its schedules and exhibits. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, you should refer to the copy of the filed contract or document which is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described below.

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further filing information and locations of public reference rooms. Our SEC filings and those of other issuers that file electronically are also available to the public on the SEC’s website at http://www.sec.gov.

Incorporation Of Certain Documents By Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.	Our annual report on Form 10-K for the year ended June 30, 2006, filed on September 13, 2006.
2.	Our proxy statement on Form DEF14A filed on October 3, 2006.
3.	Our current report on Form 8-K filed on September 5, 2006.
4.	Our current report on Form 8-K filed on October 17, 2006.

We will provide to you a copy of any of these filings, at no cost, upon your request made by writing, calling us, or emailing as follows:

Imaging Diagnostic Systems, Inc.
6531 NW 18th Court
Plantation, Florida 33313
Telephone number (954) 581-9800
Attn: Investor Relations
Email: info@imds.com

In addition, you may access these reports incorporated by reference through our website www.imds.com.

Information With Respect To The Registrant

A substantial portion of the information required to be disclosed in the registration statement of which this prospectus is a part is incorporated by reference to our latest report on Form 10-K. See “Incorporation of Certain Documents by Reference”, “Prospectus Summary”, and “Risk Factors”.

Financing/Equity Line of Credit

We will require substantial additional funds for working capital, including operating expenses, clinical testing, regulatory processes and manufacturing and marketing programs and our continuing product development programs. Our capital requirements will depend on numerous factors, including the progress of our product development programs, results of pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments and changes in our existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish. Moreover, our fixed commitments, including salaries and fees for current employees and consultants, and other contractual agreements are likely to increase as additional agreements are entered into and additional personnel are retained.

Since July 17, 2000, Charlton Avenue LLC (“Charlton”) has provided all of our necessary funding through the private placement sale of convertible preferred stock with a 9% dividend and common stock through various private equity credit agreements. We initially sold Charlton 400 shares of our Series K convertible preferred stock for $4 million and subsequently issued an additional 95 Series K shares to Charlton for $950,000 on November 7, 2000. We paid Spinneret Financial Systems Ltd. (“Spinneret”), an independent financial consulting firm unaffiliated with the Company and, according to Spinneret and Charlton, unaffiliated with Charlton, $200,000 as a consulting fee for the first tranche of Series K shares and five Series K shares as a consulting fee for the second tranche. The total of $4,950,000 was designed to serve as bridge financing pending draws on the Charlton private equity line provided through the various private equity credit agreements described in the following paragraphs.

From November 2000 to April 2001, Charlton converted 445 shares of Series K convertible preferred stock into 5,600,071 common shares and we redeemed 50 Series K shares for $550,000 using proceeds from the Charlton private equity line. Spinneret converted 5 Series K shares for $63,996. All Series K convertible preferred stock has been converted or redeemed and there are no convertible preferred shares outstanding.

Prior Equity Agreements

From August 2000 to February 2004, we obtained funding through three Private Equity Agreements with Charlton. Each equity agreement provided that the timing and amounts of the purchase by the investor were at our sole discretion. The purchase price of the shares of common stock was set at 91% of the market price. The market price, as defined in each agreement, was the average of the three lowest closing bid prices of the common stock over the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche. The only fee associated with the private equity financing was a 5% consulting fee payable to Spinneret. In September 2001 Spinneret proposed to lower the consulting fee to 4% provided that we pay their consulting fees in advance. We reached an agreement to pay Spinneret in advance as requested and paid them $250,000 out of proceeds from a put.

From the date of our first put notice, January 25, 2001 to our last put notice, February 11, 2004, under our Third Private Equity Credit Agreement, we drew a total of $20,506,000 and issued 49,311,898 shares to Charlton. As each of the obligations under these prior agreements was satisfied, the agreements were terminated. The Third Private Equity Agreement was terminated on March 4, 2004 upon the effectiveness of our first Registration Statement for the Fourth Private Equity Credit Agreement.

The Fourth Private Equity Credit Agreement

On January 9, 2004, we and Charlton entered into a new “Fourth Private Equity Credit Agreement” which replaced our prior private equity agreements. The terms of the Fourth Private Equity Credit Agreement were more favorable to us than the terms of the prior Third Private Equity Credit Agreement. The new, more favorable terms were: (i) The put option price was 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche, while the prior Third Private Equity Credit Agreement provided for 91%, (ii) the commitment period was two years from the effective date of a registration statement covering the Fourth Private Equity Credit Agreement shares, while the prior

Third Private Equity Credit Agreement was for three years, (iii) the maximum commitment was $15,000,000, (iv) the minimum amount we were required to draw through the end of the commitment period was $1,000,000, while the prior Third Private Equity Credit Agreement minimum amount was $2,500,000, (v) the minimum stock price requirement was controlled by us as we had the option of setting a floor price for each put transaction (the previous minimum stock price in the Third Private Equity Credit Agreement was fixed at $.10), (vi) there were no fees associated with the Fourth Private Equity Credit Agreement; the prior private equity agreements required the payment of a 5% consulting fee to Spinneret, which was subsequently lowered to 4% by mutual agreement in September 2001, and (vii) the elimination of the requirement of a minimum average daily trading volume in dollars. The previous requirement in the Third Private Equity Credit Agreement was $20,000.

We made sales under the Fourth Private Equity Credit Agreement from time to time in order to raise working capital on an “as needed” basis. Under the Fourth Private Equity Credit Agreement we drew down $14,198,541 and issued 66,658,342 shares of common stock. We terminated use of the Fourth Private Equity Credit Agreement and instead began to rely on the Fifth Private Equity Credit Agreement (described below) upon the April 26, 2006, effectiveness of our S-1 Registration Statement filed March 23, 2006.

The Fifth Private Equity Credit Agreement

On March 21, 2006, we and Charlton entered into a new “Fifth Private Equity Credit Agreement” which has replaced our prior Fourth Private Equity Credit Agreement. The terms of the Fifth Private Equity Credit Agreement are similar to the terms of the prior Fourth Private Equity Credit Agreement. The new credit line’s terms are (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period is two years from the effective date of a registration statement covering the Fifth Private Equity Credit Agreement shares, (iii) the maximum commitment is $15,000,000, (iv) the minimum amount we must draw through the end of the commitment period is $1,000,000, (v) the minimum stock price, also known as the floor price is computed as follows: In the event that, during a Valuation Period, the Bid Price on any Trading Day falls more than 18% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties shall have no right and shall be under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price and (vi) there are no fees associated with the Fifth Private Equity Credit Agreement. The conditions to our ability to draw under this private equity line, as described above, may materially limit the draws available to us.

We have made sales under the Fifth Private Equity Credit Agreement from time to time in order to raise working capital on an “as needed” basis. As of the date of this report, under the Fifth Private Equity Credit Agreement we have drawn down $2,200,000 and issued 18,489,322 shares of common stock and have an available balance to draw of $12,800,000. We intend to continue raising funds through draws under the Fifth Private Equity Credit Agreement.

As of the date of this prospectus, since January 2001, we have drawn an aggregate of $36,904,541 in gross proceeds from our equity credit lines with Charlton and have issued 134,459,562 shares as a result of those draws.

There can be no assurance that adequate financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent us from implementing our business plan or may require us to delay, scale back, or eliminate certain of our research and product development programs or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves. To the extent that we utilize our Private Equity Credit Agreements, or additional funds are raised by issuing equity securities, especially convertible preferred stock and convertible debentures, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. Moreover, substantial dilution may result in a change in our control.

Selling Security Holder

The selling security holder, Charlton Avenue LLC, is the potential purchaser of stock under the Fifth Private Equity Credit Agreement. The shares offered in this prospectus are based on the Fifth Private Equity Credit Agreement and the registration rights agreement between the selling security holder and us. We are unable to determine the exact number of shares that will actually be sold according to this prospectus due to:

•	the ability of the selling security holder to determine when and whether it will sell any shares under this prospectus; and
•	the uncertainty as to the number of shares of common stock, which will be issued upon exercise of our put options under the Fifth Private Equity Credit Agreement.

The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche.

Since the purchase price under the Fifth Private Equity Credit Agreement is based on the market price of our common stock after exercise of our put option, the number of shares subject to registration rights will increase if the market price of our common stock decreases, and will decrease if the market price increases. See “Financing/Equity Line of Credit”.

Neither Charlton nor any of its affiliates has held any position, office, or other material relationship with us in the past five years except that, since April 1999, Charlton has acquired a total of 178,088,445 shares of common stock through conversion of $13,410,000 of our preferred stock and debentures that it purchased and through $36,904,541 in purchases under the Private Equity Agreements. See “Financing/Equity Line of Credit.”

The following table identifies the selling security holder based upon information provided to us by Charlton as of October 20, 2006, with respect to the shares beneficially held by or acquirable by, the selling security holder, and the shares of common stock beneficially owned by the selling security holder which are not covered by this prospectus.

Selling Security Holders' Table

Name and Address Of Security Holder	Registrant’s Relationship With Selling Security Holder Within The Past Three Years	Common Shares Owned Prior To Offering	Total Number Of Shares To Be Registered	Total Number Of Shares Owned by Security Holder After Offering	Percentage Owned (if more than 1%) by Security Holder After Offering
Charlton Avenue LLC* c/o Citco Trustees (Cayman Limited) P.O. Box 31106 SMB Grand Cayman Cayman Island, British West Indies	Investor	-0-	28,000,000	-0-	-0-

* Navigator Management, Ltd. is the director of and has sole voting and investment control over Charlton Avenue LLC. David Sims is the President and Director of Navigator and controls Navigator’s voting and investment decisions on behalf of Charlton.

Use of Proceeds

The selling security holder is selling all of the shares covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of the shares. Each time we sell our common stock, we will provide a prospectus supplement. We will receive proceeds from any sales of common stock under the Fourth Private Equity Credit Agreement to Charlton. We intend to use the net proceeds from sales under the Fourth Private Equity Credit Agreement as working capital to cover our general corporate needs until such time, if ever, as we are able to generate a positive cash flow from operations. Based on the $.10 market price of our common stock on October 20, 2006, we estimate that we will receive net proceeds of approximately $2.8 million from sales to Charlton of the shares covered by this prospectus. We expect to use these net proceeds over the next five months in the following approximate amounts: $970,000 for general and administrative expenses, $1,200,000 for research and development expenses, $280,000 for sales and marketing expenses, and $350,000 for inventory build-up. We will bear all expenses relating to the registration statement of which this prospectus is a part.

We have used the funds previously raised from Charlton to provide working capital, primarily for general and administrative, engineering, research and development, clinical and regulatory expenses. Also, in April 2001, we used $550,000 raised from Charlton under our Amended Private Equity Agreement to redeem 50 shares of Series K preferred stock.

Recent Sales of Unregistered Securities

During the past three years, we have not sold any securities which were not registered under the Securities Act of 1933, except for the shares of common stock sold to Charlton under our Private Equity Credit Agreements described in “Financing/Equity Line of Credit” above, which were resold by Charlton pursuant to registration statements under the Securities Act of 1933. See “Use of Proceeds” above for a description of our use of the proceeds of these sales to Charlton. These sales to Charlton were private placements exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

Plan of Distribution

Charlton is offering the shares of common stock purchased by it under the Fifth Private Equity Credit Agreement for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common stock by Charlton. Charlton has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common stock and will be acting as an underwriter in its resales of the common stock under this prospectus. Charlton has, prior to any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of the principal trading market of our common stock.

To permit Charlton to resell the shares of common stock issued to it under the Fifth Private Equity Credit Agreement, we agreed to register those shares and to maintain that registration. To that end, we agreed with Charlton that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the related rules and regulations, in order to keep it effective until the earliest of any of the following dates:

•	The date that is one year after the completion of the last closing under the Fifth Private Equity Credit Agreement.

•
the date after which all of the common stock held by Charlton or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 or without volume limitations under SEC rule 144;

•
the date after which all of the shares of common stock held by Charlton or its transferees that are covered by the registration statement have been sold by Charlton or its transferees pursuant to the registration statement;

The shares offered by this prospectus may be sold or distributed from time to time by the selling security holder or by pledgees, donees or transferees of, or successors in interest to, the selling security holder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

•	"at the market" to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•	any combination of the foregoing, or by any other legally available means.

In addition, the selling security holder may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holder. The selling security holder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling security holder and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933, as amended. Neither we, nor the selling security holder can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holder and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the common shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting and registration fees, and such expenses are estimated to be $6,500.

We have informed the selling stockholder that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the and have informed them of the need for delivery of copies of this prospectus.

The selling security holder may also use Rule 144 under the Securities Act, to sell the shares if they meet the criteria and conform to the requirements of such rule.

Description of Securities

Our authorized capital stock consists of 302,000,000 shares of capital stock of which 300,000,000 shares are common stock, no par value, and 2,000,000 shares are preferred stock, no par value. As of October 20, 2006, there were issued and outstanding 255,048,233 shares of common stock, and options to purchase 16,850,500 shares of common stock.

Common Stock

Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities and any preferential distributions payable to preferred stockholders. The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences as may be determined from time to time by the board of directors. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common shareholder’s interest and depress the price of our common stock.

Disclosure of Commission Position on Indemnification for
Securities and Liabilities

Section 607.0850 of the Florida General Corporation Act allows companies to indemnify their directors, officers and agent against expenses, judgments, fines and amounts paid in settlement under that conditions and limitations described in that law.

Article VII of our Articles of Incorporation authorizes us to indemnify our directors and officers in the following manner:

•
To the extent permitted by law, none of our directors or officers will be personally liable to us or our shareholders for damages for breach of any duty owed by the directors and officers to us or our shareholders; provided, that, to the extent required by law, the directors and officers will not be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to us or our shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by a director or an officer of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any of our directors or officers for or with respect to any acts or omissions of the directors or officers occurring prior to amendment, repeal or termination of effectiveness.

•
To the extent that any of our directors, officers or other corporate agents have been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, any director, officer or corporate agent will be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by the director, officer or corporate agent in connection therewith.

•
Expenses incurred by a director, officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding as authorized by our board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay the amount if it shall ultimately be determined that the director, officer or corporate agent is not entitled to be indemnified. The officers and directors have indemnification agreements and are covered by Directors and Officers Liability Insurance in the amount of two million dollars.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Experts

Our audited financial statements incorporated by reference have been examined by Sherb & Co., LLP and by Margolies, Fink and Wichrowski, independent certified public accountants, for the periods and to the extent set forth in their respective reports and are used in reliance upon their authority as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered in this prospectus will be passed upon for the Company by Adorno & Yoss LLP, Coral Gables, Florida.

Financial Information

The following financial statements should be read in conjunction with the financial statement information contained in and incorporated by reference from our most recent annual report on Form 10-K.

These financial statements, which are incorporated from our Form 10-K filed on September 13, 2006, begin with page 39 and end with page 97.

Item 8.Financial Statements

Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	39

Financial Statements

Balance Sheets	41

Statements of Operations	42

Statements of Stockholders’ Equity	43

Statements of Cash Flows	53

Notes to Financial Statements	55

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors and
Stockholders of Imaging Diagnostic Systems, Inc.

We have audited the accompanying balance sheet of Imaging Diagnostic Systems, Inc. (A Development Stage Enterprise) as of June 30, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the year ended June 30, 2006 and for the period December 10, 1993 (date of inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the period December 10, 1993 (date of inception) to June 30, 2006 reflect total revenues and a net loss $1,968,092 and $84,290,978, respectively of the cumulative totals. The other auditors’ report has been furnished to us and our opinion, insofar as it relates to amounts included for such period, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2006, and the results of its operations and cash flows for the year then ended June 30, 2006 and for the period December 10, 1993 (date of inception) to June 30, 2006 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Imaging Diagnostic Systems, Inc. will continue as a going concern. As more fully described in Note 5, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 5. The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Imaging Diagnostic Systems, Inc.’s internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 21, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/  SHERB & CO, LLP

Certified Public Accountants

Boca Raton, Florida
August 21, 2006

Financial Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Imaging Diagnostic Systems, Inc.

We have audited the accompanying balance sheet of Imaging Diagnostic Systems, Inc. (a Development Stage Company) as of June 30, 2005, and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 2005 and 2004 and for the period December 10, 1993 (date of inception) to June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imaging Diagnostic Systems, Inc. (a Development Stage Company), as of June 30, 2005 and the results of its operations and its cash flows for the years ended June 30, 2005 and 2004 and for the period December 10, 1993 (date of inception) to June 30, 2005 in conformity with United States generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company has restated its financial statements to reflect the changes in accounting for the treatment of certain costs previously capitalized as intangible assets, and for compensation previously accrued and recorded to other current liabilities, on options granted to officers of the Company.

The Company is in the development stage as of June 30, 2005 and to date has had no significant operations. Recovery of the Company's assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/   Margolies, Fink and Wichrowski

Certified Public Accountants
Pompano Beach, Florida
August 22, 2005

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Balance Sheets

June 30, 2006 and 2005

ASSETS
	2006	2005

Current assets:
Cash and cash equivalents	$1,467,687	$765,523
Accounts receivable, net of allowances for doubtful accounts
of $40,000 and $0, respectively	432,084	264,535
Loans receivable	73,617	14,576
Inventories, net of reserve of $108,000 and $0, respectively	1,891,904	2,020,498
Prepaid expenses	42,846	34,187

Total current assets	3,908,138	3,099,319

Property and equipment, net	2,035,183	2,166,920
Intangible assets, net	307,588	341,765

Total assets	$6,250,909	$5,608,004

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$558,993	$783,966
Customer deposits	40,000	30,000
Short term debt	-	21,500

Total current liabilities	598,993	835,466

Commitments and contingencies	-	-

Stockholders equity:
Common stock, no par value; authorized 300,000,000 shares,
issued 247,676,633 and 199,900,569 shares, respectively	94,560,316	87,150,773
Additional paid-in capital	2,230,337	1,597,780
Deficit accumulated during the development stage	(91,138,737)	(83,976,015)

Total stockholders' equity	5,651,916	4,772,538

Total liabilities and stockholders' equity	$6,250,909	$5,608,004

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Operations
				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2006
			(Restated)*	(Restated)*

Net Sales	$675,844	$374,952	$733,211	$1,968,092
Cost of Sales	316,189	166,685	284,682	846,745

Gross Profit	359,655	208,267	448,529	1,121,347

Operating Expenses:
General and administrative	3,366,426	3,014,800	6,449,759	46,953,170
Research and development	2,046,688	2,553,567	537,719	16,297,535
Sales and marketing	1,210,917	1,083,706	411,279	5,738,197
Inventory valuation adjustments	184,219	499,194	586,510	3,918,414
Depreciation and amortization	175,807	187,539	175,715	2,596,915
Amortization of deferred compensation	-	-	-	4,064,250

Total Operating Expenses	6,984,057	7,338,806	8,160,982	79,568,481

Operating Loss	(6,624,402)	(7,130,539)	(7,712,453)	(78,447,134)

Gain (Loss) on sale of fixed assets	(2,439)	-	(5,669)	3,146
Interest income	8,416	5,680	9,305	282,933
Other income	21,500	409,962	-	431,462
Interest expense	(565,797)	(598,021)	(694,142)	(6,561,384)

Net Loss	(7,162,722)	(7,312,918)	(8,402,959)	(84,290,977)

Dividends on cumulative preferred stock:
From discount at issuance	-	-	-	(5,402,713)
Earned	-	-	-	(1,445,047)

Net loss applicable to
common shareholders	$(7,162,722)	$(7,312,918)	$(8,402,959)	$(91,138,737)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.04)	$(0.05)	$(0.96)

Weighted average number of
common shares outstanding:
Basic and diluted	218,846,738	185,636,553	167,982,750	94,913,927

* See Notes 2(n) and 8
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at December 10, 1993 (date of inception)	0	$-	0	$-	$-	$-	$-	$-	$-

Issuance of common stock, restated for reverse
stock split	-	-	510,000	50,000	-	-	-	-	50,000

Acquisition of public shell	-	-	178,752	-	-	-		-	-

Net issuance of additional shares of stock	-	-	15,342,520	16,451	-	-		-	16,451

Common stock sold	-	-	36,500	36,500	-	-		-	36,500

Net loss	-		-	-	-	(66,951)		-	(66,951)

Balance at June 30, 1994	-	-	16,067,772	102,951	-	(66,951)	-	-	36,000

Common stock sold	-	-	1,980,791	1,566,595	-	-	(523,118)	-	1,043,477

Common stock issued in exchange for services	-	-	115,650	102,942	-	-	-	-	102,942

Common stock issued with employment agreements	-	-	75,000	78,750	-	-	-	-	78,750

Common stock issued for compensation	-	-	377,500	151,000	-	-	-	-	151,000

Stock options granted	-	-	-	-	622,500	-	-	(622,500)	-

Amortization of deferred compentsation	-	-	-	-	-	-	-	114,375	114,375

Forgiveness of officers' compensation	-	-	-	-	50,333	-	-	-	50,333

Net loss	-	-	-	-	-	(1,086,436)	-	-	(1,086,436)

Balance at June 30, 1995	-	-	18,616,713	2,002,238	672,833	(1,153,387)	(523,118)	(508,125)	490,441

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1995	-	-	18,616,713	2,002,238	672,833	(1,153,387)	(523,118)	(508,125)	490,441

Preferred stock sold, including dividends	4,000	3,600,000	-	-	1,335,474	(1,335,474)	-	-	3,600,000

Common stock sold	-	-	700,471	1,561,110	-	-	-	-	1,561,110

Cancellation of stock subscription	-	-	(410,500)	(405,130)	-	-	405,130	-	-

Common stock issued in exchange for services	-	-	2,503,789	4,257,320	-	-	-	-	4,257,320

Common stock issued with exercise of stock options	-	-	191,500	104,375	-	-	(4,375)	-	100,000

Common stock issued with exercise of options
for compensation	-	-	996,400	567,164	-	-	-	-	567,164

Conversion of preferred stock to common stock	(1,600)	(1,440,000)	420,662	1,974,190	(534,190)	-	-	-	-

Common stock issued as payment of preferred
stock dividends	-	-	4,754	14,629	-	(14,629)	-	-	-

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(33,216)	-	-	(33,216)

Collection of stock subscriptions	-	-	-	-	-	-	103,679	-	103,679

Amortization of deferred compentsation	-	-	-	-	-	-	-	232,500	232,500

Forgiveness of officers' compensation	-	-	-	-	100,667	-	-	-	100,667

Net loss (restated)	-	-	-	-	-	(6,933,310)	-	-	(6,933,310)

Balance at June 30, 1996 (restated)	2,400	2,160,000	23,023,789	10,075,896	1,574,784	(9,470,016)	(18,684)	(275,625)	4,046,355
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1996 (restated)	2,400	2,160,000	23,023,789	10,075,896	1,574,784	(9,470,016)	(18,684)	(275,625)	4,046,355

Preferred stock sold, including dividends	450	4,500,000	-	-	998,120	(998,120)	-	-	4,500,000

Conversion of preferred stock to common stock	(2,400)	(2,160,000)	1,061,202	2,961,284	(801,284)	-	-	-	-

Common stock issued in exchange for services	-	-	234,200	650,129	-	-	-	-	650,129

Common stock issued for compensation	-	-	353,200	918,364	-	-	-	-	918,364

Common stock issued with exercise of stock options	-	-	361,933	1,136,953	-	-	(33,750)	-	1,103,203

Common stock issued to employee	-	-	(150,000)	(52,500)	-	-	-	-	(52,500)

Common stock issued as payment of preferred
stock dividends	-	-	20,760	49,603	-	(16,387)	-	-	33,216

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(168,288)	-	-	(168,288)

Stock options granted	-	-	-	-	1,891,500	-	-	(1,891,500)	-

Collection of stock subscriptions	-	-	-	-	-	-	16,875	-	16,875

Amortization of deferred compentsation	-	-	-	-	-	-	-	788,000	788,000

Net loss (restated)	-	-	-	-	-	(7,646,119)	-	-	(7,646,119)

Balance at June 30, 1997 (restated)	450	4,500,000	24,905,084	15,739,729	3,663,120	(18,298,930)	(35,559)	(1,379,125)	4,189,235

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 1997 (restated)	450	4,500,000	24,905,084	15,739,729	3,663,120	(18,298,930)		(35,559)	(1,379,125)	4,189,235

Preferred stock sold, including dividends
and placement fees	501	5,010,000	-	-	1,290,515	(1,741,015)		-	-	4,559,500

Conversion of preferred stock to common stock	(340)	(3,400,000)	6,502,448	4,644,307	(1,210,414)	-		-	-	33,893

Common stock sold	-	-	500,000	200,000	-	-		-	-	200,000

Common stock issued in exchange for services	-	-	956,000	1,419,130	-	-		-	-	1,419,130

Common stock issued for compensation	-	-	64,300	54,408	-	-		-	-	54,408

Common stock issued with exercise of stock options	-	-	65,712	22,999	-	-		-	-	22,999

Common stock issued in exchange for
licensing agreement	-	-	3,500,000	1,890,000	(3,199,000)	-		-	-	(1,309,000)

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(315,000)		-	-	(315,000)

Stock options granted	-	-	-	-	1,340,625	-		-	(1,340,625)	-

Collection of stock subscriptions	-	-	-	12,500	-	-		21,250	-	33,750

Amortization of deferred compentsation	-	-	-	-	-	-		-	1,418,938	1,418,938

Net loss (restated)*	-	-	-	-	-	(6,715,732)	*	-	-	(6,715,732)

Balance at June 30, 1998 (restated)*	611	6,110,000	36,493,544	23,983,073	1,884,846	(27,070,677)	*	(14,309)	(1,300,812)	3,592,121

* See Notes 2(n) and 8
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 1998 (restated)*	611	6,110,000	36,493,544	23,983,073	1,884,846	(27,070,677)	*	(14,309)	(1,300,812)	3,592,121	*

Preferred stock issued - satisfaction of debt	138	1,380,000	-	-	(161,348)	(492,857)		-	-	725,795

Conversion of preferred stock to common stock	(153)	(1,530,000)	4,865,034	1,972,296	(442,296)	-		-	-	-

Common stock sold	-	-	200,000	60,000	-	-		-	-	60,000

Common stock issued - exchange for services
and compensation	-	-	719,442	301,210	-	-		-	-	301,210

Common stock issued - repayment of debt	-	-	2,974,043	1,196,992	-	-		-	-	1,196,992

Common stock issued in exchange for loan fees	-	-	480,000	292,694	-	-		-	-	292,694

Common stock issued with exercise of stock options	-	-	65,612	124,464	-	-		-	-	124,464

Common stock issued in satisfaction of
licensing agreement payable	-	-	3,500,000	1,890,000	-	-		-	-	1,890,000

Redeemable preferred stock sold, deemed dividend	-	-	-	-	-	(127,117)		-	-	(127,117)

Dividends accrued-preferred stock not yet converted	-	-	-	-	-	(329,176)		-	-	(329,176)

Stock options granted	-	-	-	-	209,625	-		-	(209,625)	-

Amortization of deferred compentsation	-	-	-	-	-	-		-	1,510,437	1,510,437

Net loss (restated)*	-	-	-	-	-	(6,543,292)	*	-	-	(6,543,292)	*

Balance at June 30, 1999 (restated)*	596	5,960,000	49,297,675	29,820,729	1,490,827	(34,563,119)	*	(14,309)	-	2,694,128	*
* See Notes 2(n) and 8
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 1999 (restated)*	596	5,960,000	49,297,675	29,820,729	1,490,827	(34,563,119)	*	(14,309)	-	2,694,128	*

Conversion of convertible debentures	-	-	4,060,398	3,958,223	-	-		-	-	3,958,223

Conversion of preferred stock to common, net	(596)	(5,960,000)	45,415,734	7,313,334	(648,885)	-		-	-	704,449

Common stock sold	-	-	100,000	157,000	-	-		-	-	157,000

Common stock issued - exchange for services
and compensation, net of cancelled shares	-	-	137,000	(18,675)	-	-		-	-	(18,675)

Common stock issued - repayment of debt
and accrued interest	-	-	5,061,294	1,067,665	-	-		-	-	1,067,665

Common stock issued in exchange for
interest and loan fees	-	-	7,297	2,408	-	-		-	-	2,408

Common stock issued with exercise of stock options	-	-	1,281,628	395,810	157,988	-		(13,599)	-	540,199

Common stock issued with exercise of warrants	-	-	150,652	121,563	97,850	-		-	-	219,413

Issuance of note payable with warrants at a discount	-	-	-	-	500,000	-		-	-	500,000

Dividends accrued-preferred stock not yet converted	-	-	-	-	-	(145,950)		-	-	(145,950)

Net loss (restated)*	-	-	-	-	-	(6,531,662)	*	-	-	(6,531,662)	*

Balance at June 30, 2000 (restated)*	-	-	105,511,678	42,818,057	1,597,780	(41,240,731)	*	(27,908)	-	3,147,198	*

* See Notes 2(n) and 8

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 2000 (restated)*	-	-	105,511,678	42,818,057	1,597,780	(41,240,731)	*	(27,908)	-	3,147,198	*

Preferred stock sold, including dividends	500	5,000,000	-	-	708,130	(708,130)		-	-	5,000,000

Conversion of preferred stock to common, net	(500)	(5,000,000)	5,664,067	5,580,531	(708,130)	-		-	-	(127,599)

Common stock issued - line of equity transactions	-	-	3,407,613	3,143,666	-	-		-	-	3,143,666

Common stock issued - exchange for services
and compensation	-	-	153,500	227,855	-	-		-	-	227,855

Common stock issued - repayment of debt
and accrued interest	-	-	810,000	1,393,200	-	-		-	-	1,393,200

Common stock issued with exercise of stock options	-	-	3,781,614	1,868,585	-	-		13,599	-	1,882,184

Common stock issued with exercise of warrants	-	-	99,375	119,887	-	-		-	-	119,887

Dividends accrued-preferred stock	-	-	-	-	-	(422,401)		-	-	(422,401)

Net loss (restated)*	-	-	-	-	-	(9,532,450)	*	-	-	(9,532,450)	*

Balance at June 30, 2001 (restated)*	-	-	119,427,847	55,151,781	1,597,780	(51,903,712)	*	(14,309)	-	4,831,540	*

* See Notes 2(n) and 8
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 2001 (restated)*	-	-	119,427,847	55,151,781	1,597,780	(51,903,712)	*	(14,309)	-	4,831,540	*

Common stock issued - line of equity transactions	-	-	11,607,866	6,213,805	-	-		-	-	6,213,805

Common stock issued - exchange for services
and compensation	-	-	560,000	294,350	-	-		-	(117,600)	176,750

Net loss (restated)*	-	-	-	-	-	(7,997,652)	*	-	-	(7,997,652)	*

Balance at June 30, 2002 (restated)*	-	-	131,595,713	61,659,936	1,597,780	(59,901,364)	*	(14,309)	(117,600)	3,224,443	*

Common stock issued - line of equity transactions	-	-	29,390,708	8,737,772	-	-		-	-	8,737,772

Common stock issued - exchange for services
and compensation	-	-	2,007,618	970,653	-	-		-	117,600	1,088,253

Payment of subscriptions receivable	-	-	-	-	-	-		14,309	-	14,309

Net loss (restated)*	-	-	-	-	-	(8,358,774)	*	-	-	(8,358,774)	*

Balance at June 30, 2003 (restated)*	-	-	162,994,039	71,368,361	1,597,780	(68,260,138)	*	-	-	4,706,003	*

* See Notes 2(n) and 8

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development		Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage		Receivable	Compensation	Total

Balance at June 30, 2003 (restated)*	-	-	162,994,039	71,368,361	1,597,780	(68,260,138)	*	-	-	4,706,003	*

Common stock issued - line of equity transactions	-	-	8,630,819	6,541,700	-	-		-	-	6,541,700

Common stock issued - exchange for services
and compensation	-	-	734,785	832,950	-	-		-	-	832,950

Common stock issued - exercise of stock options	-	-	967,769	492,701	-	-		-	-	492,701

Net loss	-	-	-	-	-	(8,402,959)		-	-	(8,402,959)

Balance at June 30, 2004 (Restated)	-	-	173,327,412	79,235,712	1,597,780	(76,663,097)	*	-	-	4,170,395	*

Common stock issued - line of equity transactions	-	-	26,274,893	7,797,807	-	-		-	-	7,797,807

Common stock issued - exchange for services
and compensation	-	-	285,000	113,850	-	-		-	-	113,850

Common stock issued - exercise of stock options	-	-	13,264	3,404	-	-		-	-	3,404

Net loss	-	-	-	-	-	(7,312,918)		-	-	(7,312,918)

Balance at June 30, 2005	-	$-	199,900,569	$87,150,773	$1,597,780	$(83,976,015)		$-	$-	4,772,538

* See Notes 2(n) and 8

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2006
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2005	-	-	199,900,569	87,150,773	1,597,780	(83,976,015)	-	-	4,772,538

Common stock issued - line of equity transactions	-	-	47,776,064	7,409,543	-	-	-	-	7,409,543

Fair Value of Stock Option Expenses	-	-	-	-	632,557	-	-	-	632,557

Net loss	-	-	-	-	-	(7,162,722)	-	-	(7,162,722)

Balance at June 30, 2006	-	$-	247,676,633	$94,560,316	$2,230,337	$(91,138,737)	$-	$-	5,651,916

** See Note 16 for a detailed breakdown by Series.
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)

Statement of Cash Flows
				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2006
			(Restated)*	(Restated)*
Net loss	$(7,162,722)	$(7,312,918)	$(8,402,959)	$(84,290,977)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation and amortization	183,450	187,539	175,715	2,604,558
(Gain) Loss on sale of fixed assets	2,439	-	5,669	(3,146)
Extinguishment of debt	(21,500)	(409,962)		(431,462)
Inventory valuation adjustment	184,219	499,194	586,510	3,918,414
Amoritization of deferred compensation	-	-	-	4,064,250
Noncash interest, compensation and consulting services	565,373	711,740	1,521,346	18,571,871
Fair Value of Stock Option Expenses	632,557	-	-	632,557
(Increase) decrease in accounts and
loans receivable - employees, net	(266,590)	(249,616)	(28,040)	(584,387)
Increase (decrease) in allowance for
doubful account	40,000	-	-	40,000
(Increase) decrease in inventories, net	(55,625)	(161,828)	(932,099)	(2,752,055)
(Increase) decrease in prepaid expenses	(8,659)	30,392	(35,857)	(42,846)
(Increase) decrease in other assets	-	-	-	(306,618)
Increase (decrease) in accounts payable and
accrued expenses	(224,973)	(257,506)	235,522	724,428
Increase (decrease) in other current liabilities	10,000	(10,000)	40,000	40,000

Total adjustments	1,040,691	339,953	1,568,766	26,475,564

Net cash used for operating activities	(6,122,031)	(6,972,965)	(6,834,193)	(57,815,413)

Cash flows from investing activities:
Proceeds from sale of property & equipment	104	-	18,603	29,961
Prototype equipment	-	-	-	(2,799,031)
Capital expenditures	(20,079)	(23,641)	(334,264)	(4,450,220)

Net cash used for investing activities	(19,975)	(23,641)	(315,661)	(7,219,290)

Cash flows from financing activities:
Repayment of capital lease obligation	-	-	-	(50,289)
Proceeds from convertible debenture	-	-	-	3,240,000
Proceeds from (repayments) loan payable, net	-	-	-	2,595,029
Proceeds from issuance of preferred stock	-	-	-	18,039,500
Proceeds from exercise of stock options	-	3,404	492,701	903,989
Net proceeds from issuance of common stock	6,844,171	7,204,370	5,850,000	41,774,161

Net cash provided by financing activities	6,844,171	7,207,774	6,342,701	66,502,390

Net increase (decrease) in cash and cash equivalents	702,164	211,169	(807,153)	1,467,687

Cash and cash equivalents at beginning of period	765,523	554,354	1,361,507	-

Cash and cash equivalents at end of period	$1,467,687	$765,523	$554,354	$1,467,687
See Notes 2(n) and 8
See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)

Statement of Cash Flows (Continued)

				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2006
Supplemental disclosures of cash
flow information:

Cash paid for interest	$-	$78	$5,916	$215,962

Supplemental disclosures of noncash
investing and financing activities:

Issuance of common stock and options
in exchange for services	$-	$-	$450,000	$6,306,350

Issuance of common stock as loan fees in
connection with loans to the Company	$-	$-	$-	$293,694

Issuance of common stock as satisfaction of
loans payable and accrued interest	$-	$-	$-	$3,398,965

Issuance of common stock as satisfaction of
certain accounts payable	$-	$-	$-	$257,892

Issuance of common stock in
exchange for property and equipment	$-	$-	$-	$89,650

Issuance of common stock and other current liability
in exchange for patent liceensing agreement	$-	$-	$-	$581,000

Issuance of common stock for
compensation	$-	$113,850	$382,950	$2,691,788

Issuance of common stock through
exercise of incentive stock options	$-	$-	$-	$3,117,702

Issuance of common stock as
payment for preferred stock dividends	$-	$-	$-	$507,645

Acquisition of property and equipment
through the issuance of a capital
lease payable	$-	$-	$-	$50,289

See accompanying notes to the financial statements.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements

(1) BACKGROUND

The Company, ("Imaging Diagnostic Systems, Inc.") was organized in the state of New Jersey on November 8, 1985, under its original name of Alkan Corp. On April 14, 1994, a reverse merger was effected between Alkan Corp. and the Florida corporation of Imaging Diagnostic Systems, Inc. ("IDSI-Fl."). IDSI-Fl. was formed on December 10, 1993. (See Note 4) Effective July 1, 1995 the Company changed its corporate status to a Florida corporation.

The Company is a development stage enterprise and during this stage must raise a substantial portion of its working capital through the use of its Fifth Private Equity Credit Agreement. Since January 2003, the Company has had revenues of $1,968,092 from the sale of its CTLM® Breast Imaging System. There is no assurance that once the development of the CTLM® device is completed and finally receives Federal Drug Administration marketing clearance, that the Company will achieve a profitable level of operations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Revenue Recognition

We recognize revenue in accordance with the guidance presented in the SEC’s Staff Accounting Bulletin No. 104. We sell our medical imaging products, parts, and services to independent distributors and in certain unrepresented territories directly to end-users. Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery has occurred such that title and risk of loss have passed to the buyer or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonable assured. Unless agreed otherwise, our terms with international distributors provide that title and risk of loss passes F.O.B. origin.

To be reasonably assured of collectibility, our policy is to minimize the risk of doing business with distributors in countries which are having difficult financial times by requesting payment via an irrevocable letter of credit (“L/C”) drawn on a United States bank prior to shipment of the CTLM®. It is not always possible to obtain an L/C from our distributors so in these cases we must seek alternative payment arrangements which include third-party financing, leasing or extending payment terms to our distributors.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c) Allowance for Doubtful Accounts

In the event that management determines that a receivable becomes uncollectible, or events or circumstances change, which result in a temporary cessation of payments from the distributor, we will make our best estimate of probable or potential losses in our accounts receivable balance using the allowance method for each quarterly period. Management will periodically review the receivables at the end of each quarterly reporting period and the appropriate accrual will be made based on current available evidence and historical experience.

We recorded $40,000 as an allowance for doubtful account in the fourth quarter ending June 30, 2006.

(d) Cash and cash equivalents

Holdings of highly liquid investments with original maturities of three months or less and investment in money market funds are considered to be cash equivalents by the Company.

(e) Inventory

Inventories, consisting principally of raw materials, work-in-process (including completed units under testing), finished goods and units placed on      consignment, are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Raw materials consist of purchased parts, components and supplies. Work-in-process includes completed units undergoing final inspection and testing.

We have used and will continue to use CTLM® systems from finished goods as demonstrators or for clinical collaboration. At the conclusion of the demonstration or clinical collaboration period, the CTLM® may be sold at reduced prices. On a quarterly basis, using the guidance of ARB 43, Chapter 4, Statement 5, our ability to realize the value of our inventory is based on a combination of factors including the following: how long a consigned system has been used for demonstration or clinical collaboration purpose; the utility of the goods as compared to their cost; physical obsolescence; historical usage rates; forecasted sales or usage; product end of life dates; estimated current and future market values; and new product introductions.

Due to recent technological advances resulting in overall lower costs for certain inventory components, the Company has reduced these components of its inventory to their net realizable value. The inventory valuation adjustments are reflected in the statement of operations and amounted to $184,219, $499,194, $586,510, and $3,918,414, for the years ended June 30, 2006, 2005 and 2004, and for the period December 10, 1993 (date of inception) to June 30, 2006, respectively.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f) Prototype equipment

Prototype equipment of $677,395 was reclassified as follows: $512,453 as research and development expense and $164,942 as computer and lab equipment in June 1996.

    During the fiscal year ended June 30, 1998, the costs associated with the various pre-production units available for sale have been reclassified as inventory and the remaining costs which will no longer benefit future periods were expensed to research and development costs. We no longer have prototype equipment and this note 2(e) will be deleted once we are no longer deemed a development stage enterprise.

(g) Property, equipment and software development costs

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets. Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Under the criteria set forth in Statement of Financial Accounting Standards No. 86, capitalization of software development costs begins upon the establishment of technological feasibility for the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. After considering the above factors, the Company has determined that software development costs, incurred subsequent to the initial acquisition of the basic software technology, should be properly expensed. Such costs are included in research and development expense in the accompanying statements of operations.

(h) Research and development

Research and development expenses consist principally of expenditures for equipment and outside third-party consultants, raw materials which are used in testing and the development of the Company's CTLM® device or other products, product software and compensation to specific company personnel. The non-payroll related expenses include testing at outside laboratories, parts associated with the design of initial components and tooling costs, and other costs which do not remain with the developed CTLM® device. The software development costs are with outside third-party consultants involved with the implementation of final changes to the developed software. All research and development costs are expensed as incurred.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Net loss per share

    In 1998, the Company adopted SFAS No. 128, (“Earnings Per Share”), which requires the reporting of both basic and diluted earnings per share. Basic net loss per share is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock, as long as the effect of their inclusion is not anti-dilutive.

(j) Patent license agreement

The patent license agreement will be amortized over the seventeen-year life of the patent, the term of the agreement. See Note 2(n) Intangible Assets for disclosure on impairment policy.

(k) Stock-based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123, and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the next fiscal year that begins after June 15, 2005. In addition, SFAS No. 123(R) will cause unrecognized expense related to previously issued options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period. We were required to adopt SFAS 123(R) in our first quarter of fiscal year 2006.

The FASB has concluded that companies may adopt the new standard in one of two ways: the modified prospective transition method and the modified retrospective transition method. Under the modified retrospective transition method, prior periods may be retroactively adjusted either as of the beginning of the year of adoption or for all periods presented. The modified prospective transition method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the fiscal period of adoption of SFAS 123(R), while the retrospective method would record compensation expense for all unvested stock options and share awards beginning with the fiscal period retroactively adjusted. The Company adopted SFAS 123(R) on July 1, 2005 and elected to use the modified prospective transition method.

SFAS 123(R) is a new and very complex accounting standard, the application of which requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. There is little experience and guidance available with respect to developing these assumptions and models. There is also uncertainty as to how the

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

standard will be interpreted and applied as more companies adopt the standard and companies and their advisors gain experience with the standard. SFAS 123(R) requires the recognition of the fair value of stock compensation in net income.

The fair value concepts were not changed significantly in SFAS 123(R); however, in adopting this Standard, companies were given the option to choose among alternative valuation models and amortization assumptions. We elected to continue to use the Black-Scholes option pricing model and expense the options as compensation over the requisite service period of the grant. We will reconsider use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

			From Inception
			(December 10,
	Year Ended	Year Ended	1993) to
	June 30, 2005	June 30, 2004	June 30, 2005
		(Restated)*	(Restated)*
Net loss to common shareholders,
as reported	$(7,312,918)	$(8,402,959)	$(83,976,015)

Less: stock-based employee compensation
determined under the fair value method,
net of income tax effect	620,907	985,166	5,537,149

Net loss to common shareholders,
pro forma	$(7,933,825)	$(9,388,125)	$(89,513,164)

Basic and diluted loss per share -
As reported	$(.04)	$(.05)	$(1.02)

Pro forma	$(.04)	$(.06)	$(1.09)

* See Note 2(n) and 8

For purposes of the preceding pro forma disclosures, the weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options-pricing model with the weighted average assumptions listed below used for grants in 2006, 2005 and 2004, respectively.

	Year Ended	Year Ended	Year Ended
	June 30, 2006	June 30, 2005	June 30, 2004
Volatility	71.11%	66.16%	75.65%
Risk Free Interest Rate	4%	4%	4%
Expected Term	8 yrs	10 yrs	10 yrs

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Our expected term assumption of eight years for the year ended June 30, 2006, was based upon the guidance provided by SEC Staff Accounting
    Bulletin 107 enabling us to use the simplified method for “plain vanilla” options for this calculation. This provision may be used for grants made on or before December 31, 2007.

    See Note 18 - Stock Options

(l) Long-lived assets

Effective July 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121. “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”). This statement requires companies to write down to estimated fair value long-lived assets that are impaired. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In performing the review of recoverability the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized.

The Company has determined that no impairment losses need to be recognized through the fiscal year ended June 30, 2006.

In August of 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), which addresses accounting and financial reporting for the impairment and disposal of long-lived assets. This statement is effective for the Company beginning July 1, 2002. The Company does not believe that the adoption of SFAS 144 will have a significant impact on its financial position and results of operations.

(m) Income taxes

Effective December 10, 1993, the Company adopted the method of accounting for income taxes pursuant to the Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(n) Intangible assets

            Intangible assets, consisting of the patent license agreement and certain initial UL and CE costs are reflected in “Intangible Assets” on the balance sheet, net of accumulated amortization (Note 8). The patent license agreement has a fixed life of seventeen years and will continue to be amortized over its remaining useful life.
                            During  the fiscal year ending June 30, 1999, we incurred costs of $8,225 related to the process of obtaining UL and CE approvals and determined that these costs should be amortized based on their useful life of three years on a straight-line basis.

Long-lived assets, including patents, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

The impairment analysis for patents can be very subjective as we rely upon signed distribution, dealer or license agreements with variable cash flows to substantiate the recoverability of these long-lived assets. In our analysis we also take into account our position as a world-wide market leader in CT optical tomography; net sales of CTLM® systems of $1,968,092 since January 2003; the growing acceptance of our technology with over 7,000 scans performed world-wide; approvals or product registration in the following countries: CE Mark for the European Union, Canada, Peoples Republic of China, Argentina, Brazil and Colombia. We believe the fair value of our patent license clearly exceeds the carrying amount of $307,588.

We have recorded accumulated amortization of $273,412 with a balance remaining of $307,588, which will be amortized over the next ten years at $8,544 per quarter. We will continue to test for impairment on an annual basis or more frequently if events and circumstances change using the guidance provided in FAS-142. Examples of such events and circumstances are:

•	A significant adverse change in legal factors or in the business climate
•	An adverse action or assessment by a regulator
•	Unanticipated competition
•	Loss of key personnel
•	An expectation that all or a significant portion of a reporting unit will be sold or otherwise disposed of.

Based on our analysis, we determined that there was no impairment as of June 30, 2006.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o) Warranty Reserve

    The Company established a warranty reserve effective for the fiscal year ending June 30, 2005 and estimated that our warranty replacement costs for that fiscal year to be $14,400. For the fiscal year ending June 30, 2006, our warranty reserve balance is $24,799. Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required.

(p) Deemed preferred stock dividend

The accretion resulting from the incremental yield embedded in the conversion terms of the convertible preferred stock is computed based upon the discount from market of the common stock at the date the preferred stock was issued. The resulting deemed preferred stock dividend subsequently increases the value of the common shares upon conversion.

(q) Discount on convertible debt

The discount which arises as a result of the allocation of proceeds to the beneficial conversion feature upon the issuance of the convertible debt increases the effective interest rate of the convertible debt and will be reflected as a charge to interest expense. The amortization period will be from the date of the convertible debt to the date the debt first becomes convertible.

(r) Comprehensive income

SFAS 130, “Reporting Comprehensive Income”, requires a full set of general-purpose financial statements to be expanded to include the reporting of “comprehensive income”. Comprehensive income is comprised of two components, net income and other comprehensive income. For the period from December 10, 1993 (date of inception) to June 30, 2006, the Company had no items qualifying as other comprehensive income.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(s) Impact of recently issued accounting standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (“SFAS 151”), an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company adopted SFAS 151 on July 1, 2005 and does not believe its adoption will have a material effect on its financial position, results of operations or cash flows.

SFAS No. 153, Exchange of Non-monetary Assets, an amendment of APB Opinion No. 29 (“SFAS 153”), was issued in December 2004. APB Opinion No. 29, Accounting for Non-monetary Transactions (“APB 29”), provides the basic principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. However, APB 29 includes certain exceptions to that principle. SFAS 153 amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 is effective for non-monetary exchanges occurring on or after July 1, 2005. The adoption of this standard does not have an effect on the Company's financial statements.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which will require entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, Accounting Changes, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. Another significant change in practice under SFAS No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.

(t) Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform with the current period presentation.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(3) RESTATEMENT

The June 30, 1998 through 2003 financial statements have been restated for the fiscal year ending June 30, 2004 for the expensing of certain costs previously capitalized as intangible assets, and for compensation expense recorded on options granted to officers of the Company which should not have been accounted for under variable plan treatment. The cumulative net effect on stockholders’ equity through June 30, 2003 was an increase of $584,184. A detailed analysis of this restatement and its effect on the net loss applicable to common shareholders, an increase of $430,302, on an annual basis is as follows:

Fiscal year
ended June 30,	Intangible asset	Compensation	Total
1998	$-	$265,978	$265,978
1999	-	263,902	263,902
2000	-	1,491,267	1,491,267
2001	(372,410)	(566,211)	(938,621)
2002	(57,892)	(262,200)	(320,092)
2003	-	(178,250)	(178,250)

Totals	$(430,302)	$1,014,486	$584,184

The effect on net loss per common share for the years 2001 and 2002 was immaterial. No financial statements were restated for the fiscal year ending June 30, 2006.

(4) MERGER

On April 14, 1994, IDSI-Fl. acquired substantially all of the issued and outstanding shares of Alkan Corp. The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board Opinion No. 16, wherein the shareholders of IDSI-Fl. retained the majority of the outstanding stock of Alkan Corp. after the merger. (see Note 17)

As reflected in the Statement of Stockholders’ Equity, the Company recorded the merger with the public shell at its cost, which was zero, since at that time the public shell did not have any assets or equity. There was no basis adjustment necessary for any portion of the merger transaction as the assets of IDSI-Fl. were recorded at their net book value at the date of merger. The 178,752 shares represent the exchange of shares between the companies at the time of merger.

As part of the transaction, the certificate of incorporation of Alkan was amended to change its name to Imaging Diagnostic Systems, Inc.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(5) GOING CONCERN

The Company is currently a development stage enterprise and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing. We have yet to generate a positive internal cash flow, and until significant sales of our product occur, we are mostly dependent upon debt and equity funding. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations. This would materially impact our ability to continue as a going concern. In the event that we are unable to draw on our private equity line, alternative financing would be required to continue operations. Management has been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for capital requirements to date. There is no assurance that, if and when Food and Drug Administration (“FDA”) marketing clearance is obtained, the CTLM® will achieve market acceptance or that we will achieve a profitable level of operations.

We have commenced our planned principal operations of the manufacture and sale of our sole product, the CTLM®, CT Laser Mammography System. We are continuing to appoint distributors and are installing systems under our clinical collaboration program as part of our global commercialization program. We have sold a total of 13 systems as of June 30, 2006; however, we continue to operate as a development stage enterprise because we have yet to produce significant revenues, we rely on raising capital through our Fifth Private Equity Credit Agreement and we have to create product awareness as a foundation to developing our markets through our existing distributor network and through the appointment of additional distributors and the training of their field service engineers. We would be able to exit SFAS 7 Development Stage Enterprise reporting upon having sufficient revenues for two successive quarters such that we would not have to utilize our Fifth Private Equity Credit Agreement for capital to cover our quarterly operating expenses.

(6) INVENTORIES

Inventories consisted of the following:

	June 30,
	2006	2005
Raw materials consisting of purchased parts, components and supplies	$845,516	$577,211
Work-in process including units undergoing final inspection and testing	139,462	105,902
Finished goods	1,014,926	1,337,385

Sub-Total Inventories	$1,999,904	$2,020,498

Less Inventory Reserve	(108,000)	-

Total Inventory - Net	$1,891,904	$2,020,498

We review our Inventory for parts that have become obsolete or in excess of our manufacturing requirements. For the fiscal year ending June 30, 2006 we have identified $108,000 of Inventory that is in excess of our manufacturing requirements or warranty parts retention policy. This amount has been recorded as Inventory Reserve.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(7) PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation:

	June 30,
	2006	2005
Furniture and fixtures	$262,264	$262,264
Building and land	2,092,529	2,086,330
Computers, equipment and software	400,349	387,890
CTLM® software costs	352,932	352,932
Trade show equipment	298,400	298,400
Laboratory equipment	212,560	212,560

Total Property & Equipment	3,619,034	3,600,376
Less: accumulated depreciation	(1,583,851)	(1,433,456)

Total Property & Equipment - Net	$2,035,183	$2,166,920

The estimated useful lives of property and equipment for purposes of computing depreciation and amortization are:

Furniture, fixtures, clinical, computers, laboratory
equipment and trade show equipment	5-7 years
Building	40 years
CTLM® software costs	5 years

Telephone equipment, acquired under a long-term capital lease at a cost of $50,289, is included in furniture and fixtures. The net unamortized cost of the CTLM® software at June 30, 2006 and 2005 are $0 and $0, respectively, which represents the net realizable value of the CTLM® software at the end of each period presented.

Amortization expense related to the CTLM® software for each period presented in the statement of operations is as follows:

Period ended	Amount
6/30/01	$16,241
6/30/00	51,425
6/30/99	70,514
6/30/98	70,587
Prior	144,165

Total	$352,932

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(8) INTANGIBLE ASSETS

Intangible assets consist of the following:

	June 30,
	2006	2005
		(Restated)
Patent license agreement, net of accumulated
amortization of $273,412 and $239,235 respectively	$307,588	$341,765
UL & CE approvals, net of accumulated amortization of $8,225
and $8,225 respectively	-	-

Totals	$307,588	$341,765

During June 1998, the Company signed an exclusive Patent License Agreement with its former chief executive officer. (See Note 21) The officer was the originator of patents issued on December 2, 1997 which encompassed the technology of the CTLM®. Pursuant to the terms of the agreement, the Company was granted the exclusive right to modify, customize, maintain, incorporate, manufacture, sell, and otherwise utilize and practice the Patent, all improvements thereto and all technology related to the process, throughout the world. The license shall apply to any extension or re-issue of the Patent. The term of license is for the life of the Patent and any renewal thereof, subject to termination, under certain conditions. As consideration for the License, the Company issued to the officer 7,000,000 shares of common stock (See Note 17). The License agreement has been recorded at the historical cost basis of the chief executive officer, who owned the patent. The amortization expense for the year ended June 30, 2006 for the patent license agreement is $34,176, with a balance to be amortized over the remaining life of the patent which is nine (9) years. We will review the value of this patent and test it for impairment on an annual basis. No impairment of this intangible asset was identified for the fiscal year ending June 30, 2006.

The core costs of obtaining the initial UL and CE approvals have an indefinite life, and intangible assets having an indefinite life are not amortized at the point of acquisition or subsequent to point of acquisition in accordance with the guidance of SFAS 142. We recorded the initial costs of these systems and protocols as an intangible asset with an indefinite life because we believed that the costs of obtaining them applied to our Company’s entire functional process including manufacturing, labeling and compliance. We followed the guidance provided in a paradigm, Figure 23-1: Summary of Accounting for Intangible Assets by SFAS 142, in which questions are asked relative to indefinite life, asset impairment and whether assumption of indefinite life is still valid.

We made a decision to follow a more conservative path in the treatment of these assets and have reclassified these intangible assets to certification expense. This reclassification resulted in a decrease of $430,302 in Other Assets and an increase of $430,302 to Deficit accumulated during the development stage. This restatement is retroactive to the dates of acquisition of the intangible assets, which occurred during fiscal years 2001 and 2002.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(9) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30,
	2006	2005

Accounts payable - trade	$313,153	$472,623
Accrued property taxes payable	30,819	14,085
Accrued compensated absences	155,535	132,088
Accrued wages payable	-	128,333
Other accrued expenses	59,486	36,837

Totals	$558,993	$783,966

(10) CUSTOMER DEPOSITS

Customer deposits consisted of the following:

	June 30,
	2006	2005

Customer deposits	$40,000	$30,000

Total	$40,000	$30,000

Deposits received from customers are identified and accounted for as customer deposits and are presented as both a current asset and an offsetting current liability on our balance sheet. In the event of a cancellation or termination of a customers’ order, the deposit is refunded less any fees previously agreed to.

(11) SHORT-TERM DEBT

Short-term debt consisted of the following:

	June 30,
	2006	2005

Loan payable	$-	$21,500

Total	$-	$21,500

The Company had borrowed a total of $475,407, from an unrelated third-party on an unsecured basis. The loan accrued interest at a rate of 6% per annum and was payable on demand. The Company repaid $175,000 as of June 30, 2004. Based on its review of this transaction, Company management has disputed the validity of the debt, and has extinguished $409,962 of the loan and related accrued interest payable during the year ended June 30, 2005. This extinguishment has been recorded as “Other Income” for the year ended June 30, 2005. The remaining balance of $21,500 was fully extinguished in the fiscal year ending June 30, 2006. The Company has no other short-term debt.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(12) EQUITY LINE OF CREDIT

On August 17, 2000 the Company finalized a financing agreement with a private institutional equity investor, which contained two component parts, a $25 million Private Equity Agreement and a private placement of 500 shares of Series K convertible preferred stock as bridge financing in the amount of $5,000,000 (See Note 15). The Private Equity Agreement committed the investor to purchase up to $25 million of common stock subject to certain conditions pursuant to Regulation D over the course of 12 months after an effective registration of the shares. The timing and amounts of the purchase by the investor were at the sole discretion of the Company. However, they were required to draw down a minimum of $10 million from the credit line over the twelve-month period. The purchase price of the shares of common stock was set at 91% of the market price. The market price, as defined in the agreement, was the average of the three lowest closing bid prices of the common stock over the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche.

On May 15, 2002, the Company entered into a second private equity agreement, which replaced the original Private Equity Agreement. The terms of the second Private Equity Agreement were substantially equivalent to the terms of the original agreement, except that (i) the commitment period was three years from the effective date of a registration statement covering the second Private Equity Agreement shares, (ii) the minimum amount required to be drawn through the end of the commitment period was $2,500,000, (iii) the minimum stock price requirement was reduced to $.20, and (iv) the minimum average trading volume was reduced to $40,000.

On October 29, 2002, the Company entered into a new “Third Private Equity Credit Agreement” which the Company intended to supplement the second Private Equity Agreement. The terms of the Third Private Equity Credit Agreement were substantially equivalent to the terms of the prior agreement, in that (i) the commitment period was three years from the effective date of a registration statement covering the Third Private Equity Credit Agreement shares, (ii) the maximum commitment was $15,000,000, (iii) the minimum amount required to be drawn through the end of the commitment period was $2,500,000, (iv) the minimum stock price requirement was reduced to $.10, and (v) the minimum average trading volume in dollars was reduced to $20,000.

On January 9, 2004, the Company entered into a new “Fourth Private Equity Credit Agreement” which replaced the prior private equity agreements. The terms of the Fourth Private Equity Credit Agreement were more favorable to the Company than the terms of the prior Third Private Equity Credit Agreement. The new, more favorable terms were: (i) The put option price was 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche, while the prior Third Private Equity Credit Agreement provided for 91%, ii) the commitment period was two years from the effective date of a registration statement covering the Fourth Private Equity Credit Agreement shares, while the prior Third Private Equity Credit Agreement was for three years, (iii) the maximum commitment was $15,000,000, (iv) the minimum amount the Company was required to draw through the end of the commitment period was $1,000,000, while the prior Third Private Equity Credit Agreement minimum amount was $2,500,000, (v) the minimum stock price requirement was controlled by the Company as it had the option of setting a floor price for each put transaction (the previous minimum stock price in the Third Private Equity Credit Agreement was fixed at $.10), (vi) there were no fees associated with the Fourth Private Equity Credit Agreement; the prior private equity agreements required the payment of a 5% consulting fee, which was subsequently lowered to 4% by mutual agreement in September 2001, and (vii) the elimination of the requirement of a minimum average daily trading volume in dollars. The previous trading volume requirement in the Third Private Equity Credit Agreement was $20,000.

On March 21, 2006, the Company and Charlton entered into a new “Fifth Private Equity Credit Agreement,” which replaced the Company’s prior Fourth Private Equity Credit Agreement upon the April 25, 2006, effectiveness of our

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(12) EQUITY LINE OF CREDIT (Continued)

S-1 Registration Statement filed on March 23, 2006 to register shares underlying the Fifth Private Equity Credit Agreement. The terms of the Fifth Private Equity Credit Agreement are similar to the terms of the prior Fourth Private Equity Credit Agreement. The new credit line’s material terms are (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period is two years from the effective date of a registration statement covering the Fifth Private Equity Credit Agreement shares, (iii) the maximum commitment is $15,000,000, (iv) the minimum amount the Company must draw through the end of the commitment period is $1,000,000, (v) the minimum stock price, also known as the floor price is computed as follows: In the event that, during a Valuation Period, the Bid Price on any Trading Day falls more than 18% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties shall have no right and shall be under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price and (vi) there are no fees associated with the Fifth Private Equity Credit Agreement. The conditions to the Company’s ability to draw under this private equity line, as described above, may materially limit the draws available to the Company.

These financing agreements have had no warrants attached to either the bridge financing or the private equity line. Furthermore, the Company was not required to pay the investor’s legal fees, but the Company previously paid a 5% consulting fee for the money funded in all prior transactions up until the approval of the Fourth Private Equity Credit Agreement. The Company sold $2,840,000 of common stock under the terms of the initial private equity agreement during the year ended June 30, 2001. The total shares issued by the Company amounted to 3,407,613. The Company incurred $139,985 of consulting fees and recorded $303,666 of deemed interest expense as a result of the 9% discount off of the market price. During the year ended June 30, 2002, an additional $5,585,000 of common stock was sold under the terms of the applicable equity credit line agreement, and the Company issued a total of 11,607,866 shares of common stock. The Company incurred $296,250 of consulting fees and recorded $628,805 of deemed interest expense as a result of the 9% discount off of the market price. During the year ended June 30, 2003, an additional $7,881,000 of common stock was sold under the terms of the applicable equity credit line agreement, and the Company issued a total of 29,390,708 shares of common stock. The Company incurred $211,800 of consulting fees and recorded $856,772 of deemed interest expense as a result of the 9% discount off of the market price. During the year ended June 30, 2004, an additional $5,850,000 of common stock was sold under the terms of the equity credit line agreements, and the Company issued a total of 8,630,819 shares of common stock. The Company incurred $188,000 of consulting fees which was solely from the Third Private Equity Credit Agreement and recorded a total of $691,701 of deemed interest expense of which $555,897 is a result of the 9% discount off the market price under the Third Private Equity Credit Agreement and $135,804 is a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement. During the year ended June 30, 2005, an additional $7,204,370 of common stock was sold under the terms of the Fourth Private Equity Credit Agreement and the Company issued a total of 26,274,893 shares of common stock. The Company recorded a total of $593,437 of deemed interest expense as a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement. During the year ended June 30, 2006, an additional $6,844,171 was sold under the terms of the equity credit line agreements, and the Company issued a total of 47,776,064 shares of common stock. The Company recorded a total of $565,372 of deemed interest expense as a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement and Fifth Private Equity Credit Agreement.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(13) LEASES

The Company leases certain office equipment under operating leases expiring in future years. Minimum future lease payments under the non-cancelable operating lease having a remaining term in excess of one year as of June 30, 2006 are as follows:

Year ending June 30,	Amount

2007	$4,159
2008	356

Total minimum future lease payments	$4,515

Total rent expense for all operating leases amounted to $9,090, $12,229 and $12,449 for the years ended June 30, 2006, 2005 and 2004, respectively, and $358,738 from inception (December 10, 1993) to June 30, 2006.

(14) INCOME TAXES

No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses. The Company has unused tax loss carryforwards of approximately $69,816,000 to offset future taxable income. Such carryforwards expire in years beginning 2014. There would be no limitation as to the utilization of the net operating losses in future years resulting from the issuance of additional common stock during the fiscal year ended June 30, 2006. The deferred tax asset recorded by the Company as a result of these tax loss carryforwards is approximately $27,577,000 and $25,041,000 at June 30, 2006 and 2005, respectively. The Company has reduced the deferred tax asset resulting from its tax loss carryforwards by a valuation allowance of an equal amount as the realization of the deferred tax asset is uncertain. The net change in the deferred tax asset and valuation allowance from July 1, 2005 to June 30, 2006 was an increase of approximately $2,536,000.

(15) REDEEMABLE CONVERTIBLE PREFERRED STOCK

On March 17, 1999, the Company finalized the private placement to foreign investors of 35 shares of its Series G Redeemable Convertible Preferred Stock at a purchase price of $10,000 per share and two year warrants to purchase 65,625 shares of the Company’s common stock at an exercise price of $.50 per share. The agreement was executed pursuant to Regulation D as promulgated by the Securities Act of 1933, as amended. A total of 43,125 warrants were exercised during the year ended June 30, 2000, and an additional 9,375 warrants were exercised during the year ended June 30, 2001.

The Series G Preferred Stock had no dividend provisions. The preferred stock was convertible, at any time, for a period of two years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula stated that the holder of the Series G Preferred Stock would receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to the lesser of $.54 or seventy-five percent (75%) of the Average Closing Price of the Company’s common stock for the ten-day trading period ending on the day prior to the date of conversion.

In connection with the sale, the Company issued three preferred shares to an unaffiliated investment banker for placement and legal fees, providing net proceeds to the Company of $350,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(15) REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

Pursuant to the Registration Rights Agreement (“RRA”) the Company was required to register 100% of the number of shares that would be required to be issued if the Preferred Stock were converted on the day before the filing of the S-2 Registration Statement. In the event the Registration Statement was not declared effective within 120 days, the Series G Holders had the right to force the Company to redeem the Series G Preferred Stock at a redemption price of 120% of the face value of the preferred stock. The Registration Statement was declared effective on July 29, 2000. During the year ended June 30, 2000, the Series G Preferred Stock was converted into 3,834,492 shares of the Company’s common stock.

(16) CONVERTIBLE PREFERRED STOCK

On April 27, 1995, the Company amended the Articles of Incorporation to provide for the authorization of 2,000,000 shares of no par value preferred stock. The shares were divided out of the original 50,000,000 shares of no par value common stock. All Series of the convertible preferred stock are not redeemable and automatically convert into shares of common stock at the conversion rates three years after issuance.

The Company issued 4,000 shares of “Series A Convertible Preferred Stock” (“Series A Preferred Stock”) on March 21, 1996 under a Regulation S Securities Subscription Agreement. The agreement called for a purchase price of $1,000 per share, with net proceeds to the Company, after commissions and issuance costs, amounting to $3,600,000.

The holders of the Series A Preferred Stock could have converted up to 50% prior to May 28, 1996, and may convert their remaining shares subsequent to May 28, 1996 without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Preferred Stock will receive shares determined by dividing (i) the sum of $1,000 plus the amount of all accrued but unpaid dividends on the shares of Convertible Preferred Stock being so converted by the (ii) “Conversion Price”. The “Conversion Price” shall be equal to seventy-five percent (75%) of the Market Price of the Company’s common stock; provided, however, that in no event will the “Conversion Price” be greater than the closing bid price per share of common stock on the date of conversion.

The agreement provides that no fractional shares shall be issued. In addition, provisions are made for any stock dividends or stock splits that the Company may issue with respect to their no par value common stock. The Company is also required to reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall be available to effect the conversion of all of the outstanding shares of Series A Convertible Preferred Stock. The holders of the Series A Preferred Stock are also entitled to receive a five percent (5%) per share, per annum dividend out of legally available funds and to the extent permitted by law. These dividends are payable quarterly on the last business day of each quarter commencing with the calendar quarter next succeeding the date of issuance of the Series A Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Company, and may be payable in cash or in freely tradeable shares of common stock.

The Series A Preferred Stockholders shall have voting rights similar to those of the regular common stockholders, with the number of votes equal to the number of shares of common stock that would be issued upon conversion thereof. The Series A Preferred Stock shall rank senior to any other class of capital stock of the Company now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Company.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

As of June 30, 1996, 1,600 shares of the Series A Preferred Stock had been converted into a total 425,416 shares (including accumulated dividends) of the Company’s common stock. The remaining 2,400 shares of Series A Preferred Stock were converted into 1,061,202 shares (including accumulated dividends) of the Company’s common stock during the fiscal year ended June 30, 1997.

The Company issued 450 shares of “Series B Convertible Preferred Stock” (“Series B Preferred Stock”) and warrants to purchase up to an additional 112,500 shares of common stock on December 17, 1996 pursuant to Regulation D and Section 4(2) of the Securities Act of 1933. The agreement called for a purchase price of $10,000 per share, with proceeds to the Company amounting to $4,500,000.

The holders of the Series B Preferred Stock could have converted up to 34% of the Series B Preferred Stock 80 days from issuance (March 7, 1997), up to 67% of the Series B Preferred Stock 100 days from issuance (March 27, 1997), and may convert their remaining shares 120 days from issuance (April 19, 1997) without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series B Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to eighty-two percent (82%) of the Market Price of the Company’s common stock; provided, however, that in no event will the “Conversion Price” be greater than $3.85. The warrants are exercisable at any time for an exercise price of $5.00 and will expire five years from the date of issue.

The agreement provides that no fractional shares shall be issued. In addition, provisions are made for any stock dividends or stock splits that the Company may issue with respect to their no par value common stock. The Company is also required to reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall be available to effect the conversion of all of the outstanding shares of Convertible Preferred Stock. The holders of the Series B Preferred Stock are also entitled to receive a seven percent (7%) per share, per annum dividend out of legally available funds and to the extent permitted by law. These dividends are payable quarterly on the last business day of each quarter commencing with the calendar quarter next succeeding the date of issuance of the Series B Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Company, and may be payable in cash or in freely tradeable shares of common stock.

The Series B Preferred Stockholders shall have voting rights similar to those of the regular common stockholders, with the number of votes equal to the number of shares of common stock that would be issued upon conversion thereof. The Series B Preferred Stock shall rank senior to any other class of capital stock of the Company now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Company.

On September 4, 1998, the Company received a notice of conversion from the Series B Holders. The Series B Holders filed a lawsuit against the Company on October 7, 1998. The Company was served on October 19, 1998. The lawsuit alleged that the Company has breached its contract of sale to the Series B Holders by failing to convert the Series B Holders and failure to register the common stock underlying the Preferred Stock. The Series B Holders demanded damages in excess of $75,000, to be determined at trial, together with interest costs and legal fees. On April 6, 1999, the Series B Holders sold their preferred stock to an unaffiliated third party (“the Purchaser”) with no prior relationship to the Company, or the Series B Holders. As part of the purchase agreement, the Series B Holders were required to dismiss the lawsuit with prejudice and the Company and the Series B Holders exchanged mutual general releases (see Series I).

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

As of June 30, 2000, the Series B Preferred Stock has been converted into 30,463,164 shares of the Company’s common stock, and 60 shares were canceled at the request of the holder.

During the years ended June 30, 1999 and 1998 the Company issued a total of six Private Placements of convertible preferred stock (see schedule incorporated into Note 16). The Private Placements are summarized as follows:

Series C Preferred Stock
On October 6, 1997, the Company finalized the private placement to foreign investors of 210 shares of its Series C Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 160,000 shares of the Company’s common stock at an exercise price of $1.63 per share, and warrants to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.562 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended. As of June 30, 2001, 40,000 warrants at the $1.63 exercise price were exercised, and the remaining 140,000 warrants had expired. The remaining 50,000 warrants ($1.562 exercise price) are outstanding as of June 30, 2001.

The Series C Preferred Stock is convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series C Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion.

The “Conversion Price” shall be equal to seventy-five percent (75%) of the Average Closing Price of the Company’s common stock; however, in no event will the “Conversion Price” be greater than $1.222. Pursuant to the Regulation S documents, the Company was also required to escrow an aggregate of 3,435,583 shares of its common stock (200% of the number of shares the investor would have received had the shares been converted on the closing date of the Regulation S sale).

In connection with the sale, the Company paid an unaffiliated investment banker $220,500 for placement and legal fees, providing net proceeds to the Company of $1,879,500.

Series D Preferred Stock
On January 9, 1998, the Company finalized the private placement to foreign investors of 50 shares of its Series D Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $1.22 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended. As of June 30, 2001 the warrants had expired.

The Series D Preferred Stock is convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series D Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to seventy-five percent (75%) of the Average Closing Price of the Company’s common stock.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

In connection with the sale, the Company issued four preferred shares to an unaffiliated investment banker for placement fees and paid legal fees of $5,000, providing net proceeds to the Company of $495,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Series E Preferred Stock
On February 5, 1998, the Company finalized the private placement to foreign investors of 50 shares of its Series E Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $1.093 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended. As of June 30, 2001 the warrants had expired.

The Series E Preferred Stock is convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”.

The conversion formula states that the holder of the Series E Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to seventy-five percent (75%) of the Average Closing Price of the Company’s common stock.

In connection with the sale, the Company issued four preferred shares to an unaffiliated investment banker for placement fees and paid legal fees of $5,000, providing net proceeds to the Company of $495,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Series F Preferred Stock
On February 20, 1998, the Company finalized the private placement to foreign investors of 75 shares of its Series F Convertible Preferred Stock at a purchase price of $10,000 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended.

The Series F Preferred Shares pay a dividend of 6% per annum, payable in Common Stock at the time of each conversion and are convertible, at any time, commencing May 15, 1999 and for a period of two years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series F Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to seventy percent (70%) of the Average Closing Price of the Company’s common stock.

In connection with the sale, the Company paid an unaffiliated investment banker $50,000 for placement and legal fees, providing net proceeds to the Company of $700,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

Series H Preferred Stock
On June 2, 1998, the Company finalized the private placement to foreign investors of 100 shares of its Series H Convertible Preferred Stock at a purchase price of $10,000 per share and Series H-“A” warrants to purchase up to 75,000 shares of the Company’s common stock at an exercise price of $1.00 per share, and Series H-“B” warrants to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The agreement was executed pursuant to Regulation D as promulgated by the Securities Act of 1933, as amended. As of June 30, 2001 none of the warrants had been exercised.

The Series H Preferred Stock is convertible, at any time, for a period of two years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series H Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to the lesser of $.53 or seventy-five percent (75%) of the Average Closing Price of the Company’s common stock for the ten-day trading period ending on the day prior to the date of conversion.

In connection with the sale, the Company issued eight preferred shares and paid $10,000 to an unaffiliated investment banker for placement and legal fees, providing net proceeds to the Company of $990,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

The Company was in technical default of the Registration Rights Agreement (“RRA”), which required the S-2 Registration Statement to be declared effective by October 2, 1998. Pursuant to the RRA, the Company was required to pay the Series H holders, as liquidated damages for failure to have the Registration Statement declared effective, and not as a penalty, 2% of the principal amount of the Securities for the first thirty days, and 3% of the principal amount of the Securities for each thirty day period thereafter until the Company procures registration of the Securities. On March 25, 1999, the Company issued 424,242 shares of common stock as partial payment of the liquidated damages. The cumulative liquidated damages expense for the years ended June 30, 2001 amounted to $140,000.

Series I Preferred Stock
On April 6, 1999, the Company entered into a Subscription Agreement with the Purchaser of the Series B Preferred Stock whereby the Company agreed to issue 138 shares of its Series I, 7% Convertible Preferred Stock ($1,380,000). The consideration for the subscription agreement was paid as follows:

1.     Forgiveness of approximately $725,795 of accrued interest (dividends) in connection with the Series B Convertible Preferred stock. The Company recorded the forgiveness of the accrued interest (dividends) by reducing the accrual along with a reduction in the accumulated deficit.
2.     Settlement of all litigation concerning the Series B Convertible Preferred stock.
3.     Cancellation of 112,500 warrants that were issued with the Series B Convertible Preferred stock.
4.     A limitation on the owner(s) of the Series B Convertible Preferred stock to ownership of not more than 4.99% of the Company’s outstanding common stock at any one time.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

The Series I Preferred stock pays a 7% premium, to be paid in cash or freely trading common stock at the Company’s sole discretion, upon conversion.

The Series I Preferred Stock is convertible, at any time, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”. The conversion formula states that the holder of the Series I Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion. The “Conversion Price” shall be equal to seventy-five percent (75%) of the Average Closing Price of the Company’s common stock.

Pursuant to the Series I designation and the Subscription Agreement, the Series I Holder, or any subsequent holder of the Preferred Shares, is prohibited from converting any portion of the Preferred Stock which would result in the Holder being deemed the beneficial owner of 4.99% or more of the then issued and outstanding common stock of the Company.

Series K Preferred Stock
On July 17, 2000, the Company finalized the private placement to foreign investors of 500 shares of its Series K Convertible Preferred Stock at a purchase price of $10,000 per share. The agreement was executed in accordance with and in reliance upon the exemption from securities registration by Rule 506 under Regulation D as promulgated by the Securities Act of 1933, as amended.

The Company was obligated to pay a 9% dividend on the convertible preferred in cash or common stock at its option semi-annually, on June 30, and December 31, of each calendar year or upon conversion date. The Company also had the option of redeeming the convertible preferred solely through the use of the private equity line by paying cash with the following redemption premiums:

Days from closing	0-120	121-180	180
Redemption price as a % of Principal	105%	107.5%	110%

If the Company, for whatever reason, was unable to redeem the convertible preferred according to the above schedule, the holder has the right to convert the convertible preferred into common stock at a price equal to 87.5% of the average of the three lowest closing bid prices (which need not be consecutive) of the twenty consecutive trading days prior to the conversion date. The agreement further provides that the Company register the underlying common shares in a registration statement as soon as possible after the closing date, and must use their best efforts to file timely and cause the registration statement to become effective within 120 days from the closing date. The registration statement was effective on December 13, 2000.

The entire amount of the Series K Convertible Preferred Stock was converted or redeemed by the Company during the year ended June 30, 2001 into 5,664,067 shares of common stock, including 219,225 shares as payment of the 9% accrued dividend.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) CONVERTIBLE PREFERRED STOCK (Continued)

The agreements provided that no fractional shares shall be issued. In addition, provisions were made for any stock dividends or stock splits that the Company may issue with respect to their no par value common stock. The Company was also required to reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall be available to effect the conversion of all of the outstanding shares of Convertible Preferred Stock. The preferred stockholders shall not be entitled to vote on any matters submitted to the stockholders of the Company, except as to the necessity to vote for the authorization of additional shares to effect the conversion of the preferred stock. The holders of any outstanding shares of preferred stock shall have a preference in distribution of the Company’s property available for distribution to the holders of any other class of capital stock, including but not limited to, the common stock, equal to $10,000 consideration per share.

The following schedule reflects the number of shares of preferred stock that have been issued, converted and are outstanding as of June 30, 2006, including certain additional information with respect to the deemed preferred stock dividends that were calculated as a result of the discount from market for the conversion price per share:

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(16) COVERTIBLE PREFERRED STOCK (Continued)

	Series A		Series B		Series C		Series D		Series E		Series F		Series H		Series I		Series K		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at June 30, 1995	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-

Sale of Series A	4,000	3,600,000																	4,000	3,600,000

Series A conversion	(1,600)	(1,440,000)																	(1,600)	(1,440,000)

Balance at June 30, 1996	2,400	2,160,000																	2,400	2,160,000

Sale of Series B			450	4,500,000															450	4,500,000

Series A conversion	(2,400)	(2,160,000)																	(2,400)	(2,160,000)

Balance at June 30, 1997	-	-	450	4,500,000															450	4,500,000

Sale of preferred stock
(Series C - H)					210	2,100,000	54	540,000	54	540,000	75	750,000	108	1,080,000					501	5,010,000

Conversion of preferred stock					(210)	(2,100,000)	(25)	(250,000)	(30)	(300,000)	(75)	(750,000)							(340)	(3,400,000)

Balance at June 30, 1998	-	-	450	4,500,000	-	-	29	290,000	24	240,000	-	-	108	1,080,000					611	6,110,000

Sale of Series I															138	1,380,000			138	1,380,000

Conversion of preferred stock			(60)	(600,000)			(29)	(290,000)	(24)	(240,000)			(40)	(400,000)					(153)	(1,530,000)

Balance at June 30, 1999	-	-	390	3,900,000	-	-	-	-	-	-	-	-	68	680,000	138	1,380,000	-	-	596	5,960,000

Conversion of preferred stock, net			(390)	(3,900,000)									(68)	(680,000)	(138)	(1,380,000)			(596)	(5,960,000)

Balance at June 30, 2000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Sale of Series K																	50	5,000,000	50	5,000,000

Conversion of preferred stock																	(50)	(5,000,000)	(50)	(5,000,000)

Balance at June 30, 2001	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-

Additional information:
Discount off market price		25%		18%		25%		25%		25%		30%		25%		25%		12.5%
Fair market value-issue rate		$8.31		$3.25		$1.63		$0.99		$1.07		$1.24		$0.57		$0.38		$1.13
Deemed preferred stock dividend		$1,335,474		$998,120		$705,738		$182,433		$182,250		$318,966		$351,628		$492,857		$708,130

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK

On June 8, 1994, at a special meeting of shareholders of the Company, a one for one hundred reverse stock split was approved reducing the number of issued and outstanding shares of common stock from 68,875,200 shares to 688,752 shares (510,000 shares of original stock, for $50,000, and the 178,752 shares acquired in the merger). In addition, the board of directors approved the issuance of an additional 27,490,000 shares of common stock that had been provided for in the original merger documents. However, during April, 1995 the four major shareholders agreed to permanently return 12,147,480 of these additional shares. Therefore, the net additional shares of common stock issued amounts to 15,342,520 shares, and the net additional shares issued as a result of this transaction have been reflected in the financial statements of the Company (See Statement of Stockholders’ Equity).

The Company has sold 1,290,069 shares of its common stock through Private Placement Memorandums dated April 20, 1994 and December 7, 1994, as subsequently amended. The net proceeds to the Company under these Private Placement Memorandums were approximately $1,000,000. In addition, the Company has sold 690,722 shares of "restricted common stock" during the year ended June 30, 1995. These shares are restricted in terms of a required holding period before they become eligible for free trading status. As of June 30, 1995, receivables from the sale of common stock during the year amounted to $523,118. During the year ended June 30, 1996, 410,500 shares of the common stock related to these receivables were canceled and $103,679 was collected on the receivable. The unpaid balance on these original sales and other subsequent sales of common stock, in the amount of $35,559, as of June 30, 1997, is reflected as a reduction to stockholder’s equity on the Company’s balance sheet.

During the year ended June 30, 1995, 115,650 shares of common stock were issued to satisfy obligations of the Company amounting to $102,942, approximately $.89 per share. The stock was recorded at the fair market value at the date of issuance.

In addition, during the year ended June 30, 1995, wages accrued to the officers of the Company in the amount of $151,000, were satisfied with the issuance of 377,500 shares of restricted common stock. Compensation expense has been recorded during the fiscal year pursuant to the employment agreements with the officers. In addition, during the year ended June 30, 1995, 75,000 shares of restricted common stock were issued to a company executive pursuant to an employment agreement. Compensation expense of $78,750 was recorded in conjunction with this transaction.

During the year ended June 30, 1996, the Company sold, under the provisions of Regulation S, a total of 700,471 shares of common stock. The proceeds from the sale of these shares of common stock amounted to $1,561,110. The Company issued an additional 2,503,789 shares ($4,257,320) of its common stock as a result of the exercise of stock options issued in exchange for services rendered during the year. Cash proceeds associated with the exercise of these options and the issuance of these shares amounted to $1,860,062, with the remaining $2,397,258 reflected as noncash compensation. These 2,503,789 shares were issued at various times throughout the fiscal year. The stock has been recorded at the fair market value at the various grant dates for the transactions. Compensation, aggregating $2,298,907, has been recorded at the excess of the fair market value of the transaction over the exercise price for each of the transactions.

As of June 30, 1996, there were a total of 425,416 shares of common stock issued as a result of the conversion of the Series A Convertible Preferred Stock and the related accumulated dividends (See Note 16).

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

Common stock issued to employees as a result of the exercise of their incentive stock options and their non-qualified stock options during the fiscal year ended June 30, 1996 amounted to 1,187,900, of which 996,400 shares were issued pursuant to the provisions of the non-qualified stock option plan and were exercised in a “cash-less” transaction, resulting in compensation to the officers of $567,164. Compensation cost was measured as the excess of fair market value of the shares received over the value of the stock options tendered in the transaction. The excess of fair market value at July 15, 1995 approximated $.57 per share on the 996,400 shares issued.

During the year ended June 30, 1997, the Company issued a total of 1,881,295 shares ($5,461,589) of its common stock. The conversion of Series A Convertible Preferred Stock, including accrued dividends (See Note 16), accounted for the issuance of 1,081,962 shares ($2,808,643). The remaining 799,333 shares were issued as follows:

1. Services rendered by independent consultants in exchange for 31,200 shares. Research and development expenses of $90,480 were charged as the fair market value at November 20, 1996 was $2.90 per share.

2. On December 20, 1996, bonus stock was issued to Company employees, 3,200 shares. Compensation expense of $10,463 was charged as the fair market value at that date was $3.27 per share.

3. On January 3, 1997 bonus stock was issued to the officers of the Company, 350,000 shares. Compensation expense of $907,900 was charged, as the fair market value at that date was $2.59 per share.

4. On February 13, 1997, 4,000 shares were issued to an outside consultant in exchange for services performed. Consulting services of $11,500 were recorded, representing the fair market value ($2.88 per share) on that date.

5. Services rendered by an independent consultant during June 1997 in exchange for 199,000 shares. Consulting expenses of $548,149 were charged, as the fair market value on the date of the transaction was approximately $2.75 per share.

6. Exercise of incentive stock options comprised of 27,000 shares ($33,750) exercised and paid for at $1.25 per share, and 334,933 shares ($1,103,203) acquired in the exchange for options tendered in a cash-less transaction.

7. The Company repurchased 150,000 shares ($52,500), which had been previously acquired by one of its employees.

During the year ended June 30, 1998, the Company issued a total of 11,588,460 shares ($8,583,721) of its common stock. The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 6,502,448 shares ($4,984,684). The remaining 5,056,012 shares were issued as follows:

1. Services rendered by independent consultants in exchange for 100,000 shares. Consulting expenses of $221,900 were charged as the fair market value at July 10, 1997 was $2.22 per share.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

2. Services rendered by an independent consultant in exchange for 200,000 shares. Consulting expenses of $400,000 were charged as the fair market value at August 20, 1997 was $2.00 per share.

3. Services rendered by an independent consultant in exchange for 40,000 shares. Consulting expenses of $67,480 were charged as the fair market value at September 4, 1997 was $1.69 per share.

4. Services rendered by a public relations company in exchange for 166,000 shares. Public relations expenses of $269,750 were charged as the fair market value at October 24, 1997 was $1.63 per share.

5. On December 15, 1997, bonus stock was issued to Company employees, for 39,300 shares. Compensation expense of $41,658 was charged as the fair market value at that date was $1.06 per share.

6. Services rendered by an independent consultant in exchange for 250,000 shares. Consulting expenses of $320,000 were charged as the fair market value at January 7, 1998 was $1.28 per share.

7. Services rendered by an independent consultant during May 1998 in exchange for 200,000 shares. Consulting expenses of $140,000 were charged, as the fair market value on that date was $.70 per share.

8. The Company sold 500,000 shares on May 15, 1998 in a Regulation D offering at $.40 per share, and received cash proceeds of $200,000.

9. On June 5, 1998, the Company issued to its chief executive officer 3,500,000 shares ($1,890,000) as consideration for an exclusive Patent License Agreement (see Note 8). The market value of the stock on this date was $.54 per share. The excess of the fair market value of the common stock over the historical cost basis of the patent license was recorded as a distribution to the shareholder; recorded as a reduction to additional paid-in capital of $3,199,000.

10. On June 11, 1998, the Company issued 25,000 shares to its corporate counsel as additional bonus compensation. Legal expenses of $12,750 were recorded as the market value of the stock on that date was $.51 per share.

11. A total of 65,712 non-qualified stock options were exercised and proceeds of $22,999 ($.35 per share) was received by the Company.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

On July 10, 1998, the majority shareholders of the Company authorized, by written action, the Company’s adoption of an Amendment to the Company’s Articles of Incorporation increasing the Company’s authorized shares of common stock from 48,000,000 shares to 100,000,000 shares. The Florida Statutes provide that any action to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the action is taken by a majority of outstanding stockholders of each voting group entitled to vote. On August 5, 1998, the Company filed an Information Statement with the Securities and Exchange Commission with regard to the Written Action. The Majority Shareholders consent with respect to the Amendment was effective on February 18, 1999. The number of authorized shares was further increased to 150,000,000 shares during the shareholders annual meeting held on May 10, 2000, and increased again during the 2002 annual meeting to 200,000,000 shares, effective January 3, 2003.

During the year ended June 30, 1999, the Company issued a total of 12,804,131 shares ($5,837,656) of its common stock. The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 4,865,034 shares ($1,972,296). The remaining 7,939,097 shares were issued as follows:

1. The Company sold 200,000 shares on August 5, 1998 in a Regulation D offering at $.30 per share, and received cash proceeds of $60,000.

2. In June 1999, the Company issued to its chief executive officer 3,500,000 shares ($1,890,000), representing the balance of shares to be issued as consideration for the exclusive Patent License Agreement (see Note 8).

3. On November 9, 1998, the Company issued 15,000 shares to its corporate counsel as additional bonus compensation. Legal expenses of $10,800 were recorded as the market value of the stock on that date was $.72 per share.

4. A total of 65,612 non-qualified stock options were exercised and proceeds of $22,964 ($.35 per share) was received by the Company. An additional $101,500 was received this year for stock sold in the prior year.

5. A total of 480,000 shares were issued in connection with loans that were received by the Company. The total loan fee expenses (based on the market value of the stock at the date of issuance) charged to the statement of operations for the year was $292,694, or an average of $.61 per share.

6. A total of 2,974,043 shares were issued as repayment of various accounts payable and loans payable during the year. A total of $1,196,992 (average of $.40 per share) of debts were satisfied through the issuance of the stock.

7. On December 11, 1998, bonus stock was issued to Company employees, for 130,200 shares. Compensation expense of $79,422 was charged as the fair market value at that date was $.61 per share.

8. On March 26, 1999, the Company issued 424,242 shares of stock as partial-payment ($140,000) on the liquidated damages in connection with Series H Preferred Stock. The fair market value at that date was $.33 per share.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

9. During the year a total of 150,000 shares were issued for to various independent parties for services rendered to the Company. Expenses of $81,788 were charged, or an average price of $.50 per share.

During the year ended June 30, 2000, the Company issued a total of 56,214,003 shares ($12,997,328) of its common stock. The conversion of Convertible Debentures accounted for the issuance of 4,060,398 shares ($3,958,223), the conversion of Redeemable Convertible Preferred Stock (see Note 15) accounted for the issuance of 3,834,492 shares ($507,115), and the conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 41,581,242 shares ($6,806,219). The remaining 6,737,871 shares were issued as follows:

1. The Company sold 100,000 shares on April 27, 2000 in a Regulation D offering at $1.57 per share, and received cash proceeds of $157,000.

2. A total of 5,061,294 shares were issued as repayment of various loans payable during the year. A total of $1,067,665 (average of $.21 per share) of debts were satisfied through the issuance of the stock.

3. On November 12, 1999, bonus stock was issued to Company employees, for 145,000 shares. Compensation expense of $12,325 was charged as the fair market value at that date was $.09 per share. The company also canceled 8,000 shares, which had been previously issued to an independent contractor for consulting services. A reduction of $31,000 was recorded to consulting expenses for the year.

4. A total of 7,297 shares were issued in connection with a loan that was received by the Company. The total loan fee expense and interest charged to income amounted to $2,408 during the year.

5. During the year at total of 150,652 shares were issued for the exercise of warrants. On March 21, 2000, the Company received $100,000 for the exercise of 107,527 warrants at an exercise price of $.93 per share. The Company recorded a charge to consulting expense, as the fair market value at the date the warrants were issued was $1.84. The Company also received $21,563 from the exercise of 43,125 of Series G Preferred Stock warrants during the last quarter of the fiscal year.

6. Exercise of 1,281,628 incentive stock options, ($395,810) exercised and paid for at prices ranging from $.13 per share to $1.13 per share.

During the year ended June 30, 2001, the Company issued a total of 13,916,169 shares ($12,333,724) of its common stock. The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 5,664,067 shares ($5,580,531), and the common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 3,407,613 shares ($3,143,666). The remaining 4,844,489 shares were issued as follows:

1. A total of 810,000 shares were issued as repayment of a loan payable during the year. A total of $530,000 of debt was satisfied through the issuance of the stock, and an additional $863,200 was charged as interest expense as the fair market value of the stock at the date of issuance was $1.72 per share.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

2. On December 7, 2000, 143,500 shares of bonus stock were issued to Company employees. Compensation expense of $219,555 was charged as, the fair market value of the common stock at that date was $1.53 per share. The Company also issued 10,000 shares on May 17, 2001. Consulting services of $8,300 was charged, as the fair market value of the stock was $.83 per share.

3. During the year a total of 99,375 shares of common stock were issued for the exercise of warrants. The Company received $4,687 from the exercise of 99,375 Series G Preferred Stock warrants. On August 10, 2000, the Company received $65,200 for the exercise of 40,000 Series C Preferred Stock warrants at an exercise price of $1.63 per share.

4. Common stock issued to officers as a result of the exercise of their incentive stock options and their non-qualified stock options amounted to 3,755,414 shares. The options were exercised in a “cash-less” transaction, resulting in compensation to the officers of $1,848,566. An additional 26,200 shares were issued to employees upon the exercise of their incentive stock options during the year, at exercise prices ranging from $.35 per share to $.60 per share.

During the year ended June 30, 2002, the Company issued a total of 12,167,866 shares ($6,508,155) of its common stock. The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 11,607,866 shares ($6,213,805). The remaining 560,000 shares were issued as follows:

1. On November 21, 2001, 210,000 shares of bonus stock were issued to Company employees. Deferred compensation of $117,600 was charged as, the fair market value of the common stock at that date was $.56 per share, and the stock will not be physically delivered to the employees until January 2003.

2. A total of 350,000 shares were issued in conjunction with the settlement on March 22, 2002 of a lawsuit. Settlement expense of $176,750 has been charged on the statement of operations, as the fair market value of the stock at the date of issuance was $.51 per share.

During the year ended June 30, 2003, the Company issued a total of 31,398,326 shares ($9,708,425) of its common stock. The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 29,390,708 shares ($8,737,772). The remaining 2,007,618 shares were issued as follows:

1. During December 2002, 258,500 shares of bonus stock were issued to Company employees. Compensation of $62,425 was charged as, the fair market value of the common stock on the dates of issuance averaged $.24 per share. In addition, the Company recorded an adjustment for deferred compensation, which resulted in a reduction to common stock for $73,500.

2. A total of 1,194,118 shares were issued in conjunction with the settlement on June 5, 2003 of a lawsuit. Settlement expense of $841,853 has been charged on the statement of operations, as the fair market value of the stock at the date of issuance was $.70 per share.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

3. During the year a total of 555,000 shares were issued to various parties for services rendered to the Company. Expenses of $139,875 were charged, or an average price of $.25 per share.

During the year ended June 30, 2004, the Company issued a total of 10,333,373 shares ($7,867,351) of its common stock. The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 8,630,819 shares ($6,541,700). The remaining 1,702,554 shares were issued as follows:

1. During November 2003, 401,785 shares were issued in conjunction with the settlement on September 18, 2003 of a lawsuit. Settlement expense of $450,000 has been charged on the statement of operations as the fair market value of the stock at the date of the settlement agreement was $1.12 per share.

2. During January 2004, 333,000 shares of bonus stock were issued to Company employees. Compensation of $382,950 was charged as the fair market value of the common stock on the date of issuance was $1.15 per share.

3. Common stock issued to directors as a result of the exercise of their incentive stock options amounted to 450,000 shares during the year. The Company received $262,500 from the exercise of 450,000 option shares. The exercise prices range from $.55 per share to $.65 per share.

4. Common stock issued to employees as a result of the exercise of their incentive stock options amounted to 517,769 shares during the year. The Company received $230,201 from the exercise of 517,769 option shares. The exercise prices range from $.19 per share to $.65 per share.

During the year ended June 30, 2005, the Company issued a total of 26,573,157 shares ($7,915,061) of its common stock. The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 26,274,893 shares ($7,797,807). The remaining 298,264 shares were issued as follows:

1. During September 2004, 100,000 restricted shares were issued to our CEO in conjunction with his employment agreement. Compensation of $38,000 was charged as the fair market value of the common stock on the date of issuance was $.38 per share.

2. During January 2005, 185,000 shares of bonus stock were issued to Company employees. Compensation of $75,850 was charged as the fair market value of the common stock on the date of issuance was $.41 per share.

3. Common stock issued to employees as a result of the exercise of their incentive stock options amounted to 13,264 shares during the year. The Company received $3,404 from the exercise of 13,264 option shares. The exercise prices range from $.20 per share to $.27 per share.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COMMON STOCK (Continued)

During the year ended June 30, 2006, the Company issued a total of 47,776,064 shares ($7,409,543) of its common stock. The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 47,776,064 shares ($7,409,543).

(18) STOCK OPTIONS

During July 1994, the Company adopted a non-qualified Stock Option Plan (the "Plan"), whereby officers and employees of the Company could be granted options to purchase shares of the Company’s common stock. Under the plan and pursuant to their employment contracts, an officer could be granted non-qualified options to purchase shares of common stock over the next five calendar years, at a minimum of 250,000 shares per calendar year. The exercise price shall be thirty-five percent of the fair market value at the date of grant. On July 5, 1995 the Board of Directors authorized an amendment to the Plan to provide that upon exercise of the option, the payment for the shares exercised under the option may be made in whole or in part with shares of the same class of stock. The shares to be delivered for payment would be valued at the fair market value of the stock on the day preceding the date of exercise. The plan was terminated effective July 1, 1996, however the officers will be issued the options originally provided under the terms of their employment contracts.

On March 29, 1995, the incentive stock option plan was approved by the Board of Directors and adopted by the shareholders at the annual meeting. This original plan was revised and on January 3, 2000 the Board of Directors adopted the Company’s “2000 Non-Statutory Plan”, and the plan was subsequently approved by the shareholders on May 10, 2000 at the annual meeting. This plan provided for the granting, exercising and issuing of incentive stock options pursuant to Internal Revenue Code Section 422. The Company was entitled to grant incentive stock options to purchase up to 4,850,000 shares of common stock. This Plan also allowed the Company to provide long-term incentives in the form of stock options to the Company's non-employee directors, consultants and advisors, who were not eligible to receive incentive stock options. In January 2002, the Board replaced the 1995 Plan and 2000 Plan with a new combined stock option plan, the 2002 Incentive and Non-Statutory Stock Option Plan (the "2002 Plan"), which provided for the grant of incentive and non-statutory options to purchase an aggregate of 6,340,123 shares of Common Stock. Upon approval of the 2002 Plan, all options outstanding under the 1995 and 2000 Plans remained outstanding; however, no new options could be granted under those plans. The Board of Directors or a company established compensation committee had direct responsibility for the administration of these plans.

The exercise price of the non-statutory stock options was required to be equal to no less than 50% of the fair market value of the common stock on the date such option is granted.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18) STOCK OPTIONS (Continued)

On February 4, 2004, the Board of Directors adopted the Company’s 2004 Non-Statutory Stock Option Plan (the “2004 Plan”), which was adopted by the shareholders on March 24, 2004 at the annual meeting, to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company. The maximum number of options that may be granted under the 2004 Plan shall be options to purchase 8,432,392 shares of Common Stock (5% of our issued and outstanding common stock as of February 4, 2004). Options may be granted under the 2004 Plan for up to 10 years after the date of the 2004 Plan. The 2004 Non-Statutory Stock Plan replaced the 2002 Incentive and Non-Statutory Stock Option Plan.

On August 24, 2005, the Board Of Directors resolved that the Company’s 1995, 2000, 2002 and 2004 Stock Option Plans and Stock Options Agreements that were entered into pursuant to these plans, be amended to increase the post-termination exercise period following the termination of the Optionee’s employment/directorship or in the event of change of control of the Company, to be three(3) years from the date of termination or change of control, subject to those options that were vested as of the date of termination or change of control and subject to the original term of the option, which ever time is less.

In accordance with the provisions of APB No. 25, the Company records the discount from fair market value on the non-qualified stock options as a charge to deferred compensation at the date of grant and credits additional paid-in capital. The compensation is amortized to income over the vesting period of the options.

Transactions and other information relating to the plans are summarized as follows:

Employee Plan:
	Incentive Stock Options		Non Statutory Stock Options
	Shares	Wtd. Avg. Price	Shares	Wtd. Avg. Price

Outstanding at June 30, 1994	-0-		-0-
Granted	75,000	$1.40	1,500,000	$1.12
Exercised	-		-

Outstanding at June 30, 1995	75,000	1.40	1,500,000	1.12
Granted	770,309	1.66	750,000	1.44
Exercised	(164,956)	.92	(1,800,000)	1.50

Outstanding at June 30, 1996	680,353	1.81	450,000.13
Granted	371,377	3.27	750,000	3.88
Exercised	(395,384)	1.10	-

Outstanding at June 30, 1997	656,346	3.07	1,200,000	2.47
Granted	220,755	1.95	750,000	2.75
Exercised	-		(65,712)	.35
Canceled	(175,205)	4.25	-

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18) STOCK OPTIONS (Continued)

Outstanding at June 30, 1998	701,896	2.42	1,884,288	2.66
Granted	786,635.48		750,000.43
Exercised	-		(65,612)	.35
Canceled	(82,500)	3.37	-

Outstanding at June 30, 1999	1,406,031	.53 **	2,568,676	2.24
Granted	3,139,459.34		-
Exercised	(770,702)	.37	(318,676)	.35
Canceled	(64,334)	.47	-

Outstanding at June 30, 2000	3,710,454.42		2,250,000	2.35
Granted	1,915,700	2.59	-
Exercised	(3,030,964)	.32	(750,000)	.31
Canceled	(279,982)	.60	(1,500,000)	2.75

Outstanding at June 30, 2001	2,315,208	2.38	-
Granted	6,839,864.68		-
Exercised	-		-
Canceled	(2,695,482)	1.17	-

Outstanding at June 30, 2002	6,459,590.85		-
Granted	1,459,705.38		-
Exercised	-		-
Canceled	(56,788)	.74	-

Outstanding at June 30, 2003	7,862,507.76		-
Granted	1,576,620	1.12	31,748.69
Exercised	(517,769)	.44	-
Canceled	(97,525)	.78	-

Outstanding at June 30, 2004	8,823,833.84		31,748.69
Granted	-		4,253,159.34
Exercised	(13,264)	.26	-
Canceled	(142,891)	.68	-

Outstanding at June 30, 2005	8,667,678.98		4,284,907.34
Granted	-		532,855.18
Exercised	-		-
Canceled	(254,277)	.74	(23,100)	.26

Outstanding at June 30, 2006	8,413,401.96		4,794,662.32
** On June 25, 1999, the exercise price of 502,225 outstanding incentive stock options was restated to $.60 per share. The Company has recorded compensation of $330,569 during the fiscal year ended June 30, 1999 as a result of this re-pricing, in accordance with the guidelines discussed in the FASB Interpretation No. 44, of APB Opinion No. 25.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18) STOCK OPTIONS (Continued)

Director Plan:
	Incentive Stock Options		Non Statutory Stock Options
	Shares	Wtd. Avg. Price	Shares	Wtd. Avg. Price

Outstanding at June 30, 2000	-0-
Granted	150,000	$.65
Exercised	-
Canceled	-

Outstanding at June 30, 2001	150,000.65
Granted	300,000.55
Exercised	-
Canceled	-

Outstanding at June 30, 2002	450,000.58
Granted	400,000.18
Exercised	-
Canceled	-

Outstanding at June 30, 2003	850,000.40		-
Granted	100,000	1.07	700,000.76
Exercised	(450,000)	.58	-
Canceled	-		-

Outstanding at June 30, 2004	500,000.39		700,000.76
Granted	-		800,000.35
Exercised	-		-
Canceled	-		-

Outstanding at June 30, 2005	500,000.39		1,500,000.54
Granted	-		800,000.14
Exercised	-		-
Canceled	-		-

Outstanding at June 30, 2006	500,000.39		2,300,000.40

A summary of the vested and exercisable stock options of the Company is presented as follows:

	June 30, 2006	June 30, 2005	June 30, 2004
Employee ISO	8,023,860	7,699,103	7,053,586
Director ISO	500,000	500,000	650,000
Employee Non-Statutory	2,261,800	88,486	-
Director Non-Statutory	1,750,000	950,000	-

Total	12,535,660	9,237,589	7,703,586

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)  STOCK OPTIONS (Continued)

Shares of authorized common stock have been reserved for the exercise of all options outstanding. The following summarizes the option transactions that have occurred:

On July 5, 1994 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant. Compensation expense of $567,164 was recorded during the year ended June 30, 1996 as a result of the discount from the market value.

On November 7, 1994, the Company granted 300,000 non-qualified options to its general counsel, then a vice-president of the Company, at an exercise price of $0.50 per share. Deferred compensation of $150,000 was recorded on the transaction and is being amortized over the vesting period. The options were all exercised as of June 30, 1997.

On March 30, 1995, the Company granted to the director of engineering, a non-qualified option to purchase up to 150,000 shares of common stock per year, or a total of 450,000 shares, during the period March 30, 1995 and ending March 31, 1999. The exercise price shall be $0.35 per share. The options did not “vest” until one year from the anniversary date. Deferred compensation of $472,500 was recorded on the transaction and is being amortized over the vesting period. The Company also granted the individual, incentive options to purchase 75,000 shares of common stock at an exercise price of $1.40 per share. The options originally expired on March 30, 1998, but were reissued on March 30, 1998 for two years.

On July 5, 1995 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant. Compensation expense was recorded during the year ended June 30, 1996 as a result of the discount from the market value.

On September 1, 1995, the Company issued to its three officers and directors incentive options to purchase 107,527 shares, individually, at an exercise price of $0.93 per share (110% of the fair market value). The options expired on September 1, 1999.

On September 1, 1995, the Company issued to an employee incentive options to purchase 119,047 shares of common stock at an exercise price of $0.84 per share. The options expired on September 1, 1999

At various dates during the fiscal year ended June 30, 1996, the Company issued to various employees incentive options to purchase 328,681 shares of common stock at prices ranging from $0.81 to $8.18. In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options. In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years. The options expired in ten years from the grant date.

On July 4, 1996, the Company issued to its three officers and directors incentive options to purchase 22,883 shares, individually, at an exercise price of $4.37 per share (110% of the fair market value). The options expired on July 4, 2001.

On July 5, 1996 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant. Deferred compensation of $1,891,500 was recorded on the transaction and was being amortized over the remaining term of the employment contracts (three years).

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)  STOCK OPTIONS (Continued)

At various dates during the year ended June 30, 1997, the Company issued to various employees incentive options to purchase 264,778 shares of common stock at prices ranging from $2.56 to $3.81. In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options. In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years. The options expired in ten years from the grant date.

On July 4, 1997, the Company granted to its three officers and directors incentive options to purchase 34,000 shares, individually, at an exercise price of $2.94 per share (110% of the fair market value). The options expired on July 4, 2002.

On July 5, 1997, the Company issued non-qualified options to its officers and directors to purchase 750,000 shares of common stock at 35% of the fair market value at the date of grant. Deferred compensation of $1,340,625 was recorded on the transaction and was amortized over the remaining term of the employment contract (two years).

At various dates during the year ended June 30, 1998, the Company issued to various employees incentive options to purchase 204,905 shares of common stock at prices ranging from $.55 to $2.60. In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options. In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years. The options expired in ten years from the grant date.

On July 5, 1998, the Company issued non-qualified options to its officers and directors to purchase 750,000 shares of common stock at 35% of the fair market value at the date of grant. Deferred compensation of $622,500 was recorded on the transaction and was amortized over the remaining term of the employment contract (one year).

At various dates during the year ended June 30, 1999, the Company issued to various employees incentive options to purchase 786,635 shares of common stock at prices ranging from $.46 to $.60. In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options. In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years. The options expired in ten years from the grant date.

At various dates during the year ended June 30, 2000, the Company issued to its officers and various employees incentive options to purchase 3,139,459 shares of common stock at prices ranging from $.23 to $4.38. The exercise price was established at the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options. The officers’ options vested immediately, while the employees’ options vested one-third from the grant date, with one-third vesting each of the next two years. The options expired in five years from the grant date.

At various dates during the year ended June 30, 2001, the Company issued to its officers and various employees incentive options to purchase 1,915,700 shares of common stock at prices ranging from $.65 to $2.85. The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)  STOCK OPTIONS (Continued)

the issuance of the options. The officers’ options vested immediately, while the employees’ options vested one-third from the grant date, with one-third vesting each of the next two years. The options expired in five years from the grant date.

In addition, on November 20, 2000 the Company granted to each director a stock option to purchase 50,000 shares (an aggregate of 150,000 shares) of the Company’s common stock at an exercise price of $.65 per share. The option expires in ten years and became exercisable on a quarterly pro-rata basis (12,500 shares) from the date of grant. The option is not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2002, the Company issued to its officers and various employees incentive options to purchase 6,839,864 shares of common stock at prices ranging from $.50 to $.93. The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options.

Vesting for certain of the officers’ options was immediately, while the other officers’ options and the employees’ options vested over varying periods up to three years from the date of grant. The options expire from four to ten years from the grant date.

In addition, on November 20, 2001 the Company granted to each director a stock option to purchase 100,000 shares (an aggregate of 300,000 shares) of the Company’s common stock at an exercise price of $.55 per share. The option expired in ten years and became exercisable on a quarterly pro-rata basis (25,000 shares) from the date of grant. The option was not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2003, the Company issued to its officers and various employees incentive options to purchase 1,459,705 shares of common stock at prices ranging from $.19 to $.79. The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options. Vesting for certain of the officers’ options was immediate, while the other officers’ options and the employees’ options vested over varying periods up to three years from the date of grant. The options expire from four to ten years from the grant date.

In addition, at various dates during the year ended June 30, 2003 the Company granted to each new director a stock option to purchase 100,000 shares (an aggregate of 400,000 shares) of the Company’s common stock at exercise price ranging from $.20 to $.25 per share. The option expires in ten years and became exercisable on a quarterly pro-rata basis (25,000 shares) from the date of grant. The option is not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2004, the Company issued to its officers and various employees incentive options to purchase 1,576,620 shares of common stock at prices ranging from $.81 to $1.25. At various dates during the year ended June 30, 2004, the Company issued to various employees Non-Statutory options to purchase 31,748 shares of common stock at prices ranging from $.39 to $.78. The exercise price was established as the fair market value of the common stock at the date of grant for employees, and 110% of the fair market value at the date of grant for an officer, therefore no compensation was recorded on the issuance of the

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)  STOCK OPTIONS (Continued)

options. Vesting for certain of the officers’ options is immediate, while the other officers’ options and the employees’ options vested over varying periods up to five years from the date of grant. The options expire from four to ten years from the grant date.

In addition, at various dates during the year ended June 30, 2004, the Company issued to its Directors stock options to purchase 100,000 shares of the Company’s common stock at prices ranging from $1.03 to $1.11. At various dates during the year ended June 30, 2004, the Company issued to its Directors Non-Statutory options to purchase 700,000 shares of common stock at prices ranging from $.69 to $.88. The options expire in ten years and became exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant. Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2005, the Company issued to various employees and two consultants Non-Statutory options to purchase 4,253,159 shares of common stock at prices ranging from $.20 to $.44. The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for an officer, therefore no compensation was recorded on the issuance of the options. Vesting for certain of the officers’ options was immediate, while the other officers’ options and the employees’ options vest over varying periods up to five years from the date of grant. The options expire from four to ten years from the grant date.

At various dates during the year ended June 30, 2005, the Company issued to its Directors Non-Statutory options to purchase 800,000 shares of common stock at prices ranging from $.31 to $.44. The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant. Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2006, the Company issued to various employees Non-Statutory options to purchase 532,855 shares of common stock at prices ranging from $.14 to $.30. The exercise price was established as the fair market value of the common stock on the date of grant for employees. Options granted during the fiscal year ended June 30, 2006 vest over varying periods from one year up to three years from the date of grant. The options expire ten years from the grant date.

At various dates during the year ended June 30, 2006, the Company issued to its Directors Non-Statutory options to purchase 800,000 shares of common stock at prices ranging from $.13 to $.14. The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant. Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

For the fiscal year ending June 30, 2006, the total compensation for options recorded during was $632,558. We have $479,717 of non-cash unvested stock option compensation remaining to be expensed over the next three years. These unvested options are being expensed each quarter over the remaining vesting periods.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18) STOCK OPTIONS (Continued)

The following table summarizes information about all of the stock options outstanding at June 30, 2006:

	Outstanding options			Exercisable options
		Weighted
		average
Range of		remaining	Weighted		Weighted
exercise prices	Shares	life (years)	avg. price	Shares	avg. price
$ .13 - 1.25	14,900,513	7.05	$ .52	11,428,110	$ .59
1.26 - 2.49	107,550	4.00	.56	107,550.56
2.50 - 2.85	1,000,000	4.00	2.85	1,000,000	2.85

$ .19 - 2.85	16,008,063	6.83	$ .67	12,535,660	$ .77

At June 30, 2006, the Company has issued options pursuant to four different stock option plans, which have been previously described. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans with respect to its employees.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19) CONCENTRATION OF CREDIT RISK

During the year, the Company has maintained cash balances in excess of the Federally insured limits. The funds are with a major money center bank. Consequently, the Company does not believe that there is a significant risk in having these balances in one financial institution. The cash balance with the bank at June 30, 2006 was $1,467,687.

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximated their fair values due to the short maturity of these instruments. The Company believes that its accounts receivable are fully collectible as recorded with the exception of one account where an allowance of $40,000 for doubtful account has been provided. The fair value of the Company’s debt obligations is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At June 30, 2006 and 2005, the aggregate fair value of the Company’s debt obligations approximated its carrying value.

(21) COMMITMENTS AND CONTINGENCIES

In June 1998, IDSI signed an exclusive patent license agreement with Mr. Grable, which encompasses the technology for the CTLM®. Mr. Grable’s interests in the patent license agreement passed to his estate in August 2001. Mrs. Grable is the principal beneficiary of Mr. Grable’s estate. The term of the license is for the life of the Patent (17 years) and any renewals, subject to termination under specific conditions. The license agreement provides for a royalty based upon a percentage, ranging from 6% to 10%, of the dollar amount earned from each sale before taxes minus the cost of the goods sold and commissions or discounts paid. We are obligated to pay royalties based on the formula upon receiving PMA to market the CTLM® in the U.S. In addition, following issuance of the PMA, Mrs. Grable would be eligible for minimum royalties of $250,000 per year based on the sales of the products and goods in which the CTLM® patent is used.

On April 15, 2004, Mrs. Grable retired as CEO and Chairman of the Board. Pursuant to her Retirement Agreement the Company accrued the balance of her employment agreement through its expiration date of December 15, 2005 and as of June 30, 2005 that obligation was $128,333. The Company was also obligated to pay her health insurance to that date. The obligation ended on December 15, 2005.

On July 8, 2004, the Company entered into a three-year employment agreement with Timothy Hansen, its new Chief Executive Officer, commencing on July 26, 2004 at an annual salary of $210,000 and appointed him a Director of the Company.

On September 12, 2006, the Company entered into a one-year employment agreement effective August 30, 2006 with Allan L. Schwartz, our Executive Vice-President and Chief Financial Officer at an annual salary of $185,000.

On September 12, 2006, the Company entered into a one-year employment agreement with Deborah O’Brien, our Senior Vice-President an annual salary of $125,000. The agreement also provides for a $25,000 performance bonus opportunity.

The Company has entered into agreements with various distributors located throughout Europe, Asia and South America to market the CTLM® device. The terms of these agreements range from eighteen months to three years. The Company has the right to renew the agreements, with renewal periods ranging from one to five years.

Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(22) Selected Quarterly Financial Data (Unaudited)

Fiscal 2006
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005

Net Sales	$4,094	$-	$-	$671,750
Gross Profit	$(34,831)	$-	$-	$394,486
Operating Loss	$(1,404,524)	$(1,875,653)	$(2,021,665)	$(1,322,560)
Net loss applicable to
common shareholders	$(1,548,544)	$(2,074,702)	$(2,128,811)	$(1,410,665)

Net Loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted avg. no. of common shares,
Basic & Diluted	218,846,738	223,718,450	210,243,309	201,835,198

Cash and Cash Equivalents	$1,467,687	$930,956	$132,331	$348,565
Total Assets	$6,250,909	$5,885,950	$5,386,944	$5,700,738
Deficit accumulated during
the development stage	$(91,138,737)	$(89,590,193)	$(87,515,491)	$(85,386,680)
Stockholders' Equity	$5,651,916	$5,229,430	$4,507,579	$4,859,022

Fiscal 2005
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004

Net Sales	$-	$374,952	$-	$-
Gross Profit	$-	$208,267	$-	$-
Operating Loss	$(1,832,777)	$(1,514,569)	$(2,121,387)	$(1,661,806)
Net loss applicable to
common shareholders	$(1,579,466)	$(1,639,175)	$(2,256,934)	$(1,837,343)

Net Loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted avg. no. of common shares,
Basic & Diluted	185,636,553	187,800,485	183,133,979	176,855,811

Cash and Cash Equivalents	$765,523	$364,434	$538,097	$766,614
Total Assets	$5,608,004	$5,528,833	$5,507,562	$5,888,629
Deficit accumulated during
the development stage	$(83,976,015)	$(82,396,549)	$(80,757,374)	$(78,500,439)
Stockholders' Equity	$4,772,538	$4,262,030	$4,139,497	$4,493,573

This prospectus is part of a registration statement we filed with the SEC. You should rely on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling security holders described in this prospectus are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
		28,000,000 SHARES
		IMAGING DIAGNOSTIC SYSTEMS, INC.
TABLE OF CONTENTS		COMMON STOCK

Forward-Looking Statements	3
Prospectus Summary	3
Recent Developments	5
The Offering	11
Risk Factors	12
Where You Can Find More Information	24
Incorporation of Certain Documents by Reference	24
Information With Respect to the Registrant	24
Financing/Equity Line of Credit	25
Selling Security Holder	27	PROSPECTUS
Use of Proceeds	28
Recent Sales of Unregistered Securities	28
Plan of Distribution	28
Description of Securities	30
Disclosure of Commission Position on
Indemnification for Securities and Liabilities	31
Experts	31
Legal Matters	31
Financial Information	32
		IMAGING DIAGNOSTIC SYSTEMS, INC. 6531 NW 18TH COURT PLANTATION, FLORIDA 33313 (954) 581-9800

		November__, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table shows the estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fees	$ 300
Legal fees and expenses	$4,000
Accounting fees and expenses	$2,000
Miscellaneous	$ 200

TOTAL	$6,500

Item 15. Indemnification of Directors and Officers.

The Florida General Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article VII of our Articles of Incorporation authorizes us to indemnify directors and officers as follows:

1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING US ACCORDING TO THE PROVISIONS IN OUR ARTICLES OF INCORPORATION, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SEC, THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT	DESCRIPTION

3.1	Articles of Incorporation (Florida)- Incorporated by reference to Exhibit 3(a) of our Form 10-KSB for the fiscal year ending June 30, 1995
3.2
Amendment to Articles of Incorporation (Designation of Series A Convertible Preferred Shares) - Incorporated by reference to Exhibit 3. (i). 6 of our Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.

3.3	Amendment to Articles of Incorporation (Designation of Series B Convertible Preferred Shares). Incorporated by reference to our Registration Statement on Form S-1 dated July 1, 1997.
3.4	Amendment to Articles of Incorporation (Designation of Series C Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated October 15, 1997.
3.5	Amendment to Articles of Incorporation (Designation of Series D Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated January 12, 1998.
3.6	Amendment to Articles of Incorporation (Designation of Series E Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated February 19,1998.
3.7	Amendment to Articles of Incorporation (Designation of Series F Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated March 6, 1998.
3.8	Amendment to Articles of Incorporation (Designation of Series H Convertible Preferred Shares).
Incorporated by reference to our Registration Statement on Form S-2 File Number 333-59539.
3.9	Certificate of Dissolution - is incorporated by reference to Exhibit (3)(a) of our Form 10-KSB for the fiscal year ending June 30, 1995.
3.10	Articles of Incorporation and By- Laws (New Jersey) -are incorporated by reference to Exhibit 3 (i) of our Form 10-SB, as amended, file number 0-26028, filed on May 6, 1995 ("Form 10-SB").
3.11	Certificate and Plan of Merger - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.12	Certificate of Amendment - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.13	Amended Certificate of Amendment-Series G Designation.
3.14	Certificate of Amendment-Series I Designation
3.15	Amended Certificate of Amendment-Series B Designation
3.16	Certificate of Amendment-Series K Designation. Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 2000 filed on September 14, 2000.
3.17	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 100,000,000 to 150,000,000.
3.18	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 150,000,000 to 200,000,000.
3.19
Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 200,000,000 to 300,000,000. Incorporated by reference to our Registration Statement on Form S-2, File Number 333-123197 filed on March 8, 2005.

3.20	Restated Articles of Incorporation dated April 20, 2005. Incorporated by reference to our quarterly report form 10-Q, filed on May 10, 2005.
5	Opinion of Adorno & Yoss LLP including its consent.

10.2	Patent Licensing Agreement. Incorporated by reference to our Registration Statement on Form S-2, File Number 333-59539.
10.46	2002 Incentive and Non-Statutory Stock Option Plan. Incorporated by reference to our Schedule 14A proxy statement filed on February 7, 2002.
10.61
Fourth Private Equity Credit Agreement between IDSI and Charlton Avenue LLC dated as of January 9, 2004, with exhibits. Incorporated by reference to our Form S-2, File Number 333-112377 filed on January 30, 2004.

10.62	Registration Rights Agreement between IDSI and Charlton Avenue, LLC dated as of January 9, 2004. Incorporated by reference to our Form S-2, File Number 333-112377 filed on January 30, 2004.
10.63	Retirement Agreement between IDSI and Linda B. Grable dated April 15, 2004. Incorporated by reference to our Form S-2, File Number 333-116694 filed on June 21, 2004.
10.64	Employment Agreement with Timothy B. Hansen, Chief Executive Officer dated July 8, 2004. Incorporated by reference to our Form 10-K filed on September 17, 2004.
10.65	Employment Agreement with Edward Horton, Chief Operating Officer dated August 15, 2004. Incorporated by reference to our Form 10-K filed on September 17, 2004.
10.66
One-Year Employment Extension Agreement with Allan L. Schwartz, Executive Vice President and Chief Financial Officer dated August 30, 2004. Incorporated by reference to our Form 10-K filed on September 17, 2004.

10.67
Stock Option Agreement with Timothy B. Hansen, Chief Executive Officer, dated February 23, 2005. Incorporated by reference to our Registration Statement on Form S-2, File Number 333-123197 filed on March 8, 2005.

10.68
One-Year Employment Agreement with Allan L. Schwartz, Executive Vice President and Chief Financial Officer dated September 12, 2005. Incorporated by reference to our Form 10-K filed on September 13, 2005.

10.69
Fifth Private Equity Credit Agreement between IDSI and Charlton Avenue LLC dated March 21, 2006 with all exhibits. Incorporated by reference to our Form S-1, File Number 333-132664 filed on March 23, 2006.

10.70
License Agreement dated as of June 16, 2006, as amended as of August 30, 2006, between Bioscan, Inc. and Imaging Diagnostic Systems, Inc. Incorporated by reference to our Form 8-K, filed on September 5, 2006.

10.71
One-Year Employment Agreement with Allan L. Schwartz, Executive Vice President and Chief Financial Officer dated September 12, 2006. Incorporated by reference to our Form 10-K filed on September 13, 2006.

10.72	One-Year Employment Agreement with Deborah O’Brien, Senior Vice President dated September 12, 2006. Incorporated by reference to our Form 10-K filed on September 13, 2006.
14.1	Code of Ethics.
23.1	Consent of Adorno & Yoss LLP, included as part of exhibit 5.
23.2	Consent of Margolies, Fink and Wichrowski, Certified Public Accountants.
23.3	Consent of Sherb & Co., LLP, Certified Public Accountants.

(b) Financial Statement Schedules

Please see “Financial Information” - Page 32.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on the 23rd day of October 2006.

IMAGING DIAGNOSTIC SYSTEMS, INC.

By: /s/ Timothy B. Hansen
Chief Executive Officer
and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: October 23, 2006	By: /s/ Allan L. Schwartz
Executive Vice-President
Chief Financial Officer and Director
(PRINCIPAL ACCOUNTING AND
FINANCIAL OFFICER)

Dated: October 23, 2006	By: /s/ Jay Bendis
Jay Bendis, Co-Chairman of the Board
and Director

Dated: October 23, 2006	By: /s/ Patrick Gorman
Patrick Gorman, Co-Chairman of the Board
and Director

Dated: October 23, 2006	By: /s/ Sherman Lazrus
Sherman Lazrus, Director

Dated: October 23, 2006	By: /s/ Edward Rolquin
Edward Rolquin, Director